UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

John Wiley & Sons, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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111 River Street
Hoboken, NJ 07030-5774
(201) 748-6000

Peter Booth Wiley
Chairman of the Board

August 6, 2010

To Our Shareholders:

          We cordially invite you to attend the 2010 Annual Meeting of Shareholders to be held on Thursday, September 16, 2010 at 9:30 A.M., at the Company’s headquarters, 111 River Street, Hoboken, New Jersey. The official Notice of Meeting, Proxy Statement, and separate forms of proxy for Class A and Class B Shareholders are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

          The Board of Directors welcomes and appreciates the interest of all our shareholders in the Company’s affairs, and encourages those entitled to vote at this Annual Meeting to take the time to do so. We hope you will attend the meeting, but whether or not you expect to be personally present, please vote your shares, either by signing, dating and promptly returning the proxy card (or, if you own two classes of shares, both proxy cards) in the accompanying postage-paid envelope, by telephone using the toll-free telephone number printed on the proxy card, or by voting on the Internet using the instructions printed on the proxy card. This will assure that your shares are represented at the meeting. Even though you execute this proxy, vote by telephone or via the Internet, you may revoke your proxy at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy (either in writing, telephonically or via the Internet) or by voting in person at the Annual Meeting. If you attend the meeting you will be able to vote in person if you wish to do so, even if you have previously returned your proxy card, voted by telephone or via the Internet.

          Your vote is important to us, and we appreciate your prompt attention to this matter.

Sincerely,

Chairman of the Board

111 River Street
Hoboken, NJ 07030-5774
(201) 748-6000

Notice of Annual Meeting of Shareholders
to be held September 16, 2010

To Our Shareholders:

          The Annual Meeting of Shareholders of John Wiley & Sons, Inc. (the “Company”) will be held at the Company’s headquarters, 111 River Street, Hoboken, New Jersey, on Thursday, September 16, 2010 at 9:30 A.M., for the following purposes:

          1. To elect a board of ten (10) directors, of whom three (3) are to be elected by the holders of Class A Common Stock voting as a class and seven (7) are to be elected by the holders of Class B Common Stock voting as a class.

          2. To ratify the appointment by the Board of Directors of the Company’s independent public accountants for the fiscal year ending April 30, 2011.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

          Shareholders of record at the close of business on July 21, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

          Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or bank);

•	Visit the Internet website at www.proxyvote.com; or

•	Sign, date and promptly return your proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Michael L. Preston
Corporate Secretary

August 6, 2010
Hoboken, New Jersey

          Your vote is important to us. Whether or not you plan to be present at the Annual Meeting, please vote your proxy either via the Internet, by telephone, or by mail. Signing and returning the proxy card, voting via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting.

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John Wiley & Sons, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held on September 16, 2010 at the time and place set forth in the accompanying Notice of Meeting and at any and all adjournments thereof. This Proxy Statement and accompanying forms of proxy relating to each class of Common Stock, together with the Company’s Annual Report to Shareholders for the fiscal year ended April 30, 2010 (“fiscal 2010”), are first being sent or given to shareholders on August 6, 2010.

          The executive offices of the Company are at 111 River Street, Hoboken, New Jersey 07030-5774.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on September 16, 2010

          This year we are again using the “Notice and Access” system recently adopted by the Securities and Exchange Commission relating to the delivery of proxy materials over the Internet. As a result, we mailed you a notice about the Internet availability of the proxy materials instead of paper copies. Shareholders will have the ability to access the proxy materials over the Internet and to request a paper copy of the materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice. We believe that the Notice and Access rules will allow us to use Internet technology that many shareholders prefer, assure more prompt delivery of the proxy materials, lower our cost of printing and delivering the proxy materials, and minimize the environmental impact of printing paper copies.

          The Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

Voting Securities, Record Date, Principal Holders, page 2

Board of Directors and Corporate Governance, page 3

Committees of the Board of Directors and Certain Other Information Concerning the Board, page 4

Compensation Committee Interlocks, page 5

Board and Committee Oversight of Risk, page 5

Corporate Governance Principles, page 7

Director Compensation, page 10

Related Party Transactions, page 12

Election of Directors, page 13

Section 16(a) Beneficial Ownership Reporting Compliance, page 17

Compensation Committee Report, page 17

Performance Graph, page 17

Compensation Discussion and Analysis, page 18

Report of the Audit Committee, page 35

Ratification of the Appointment of Independent Public Accountants, page 37

Manner and Expenses of Solicitation, page 37

Electronic Delivery of Materials, page 38

Deadline for Submission of Shareholder Proposals, page 38

Other Matters, page 38

          Only shareholders of record at the close of business on July 21, 2010 are entitled to vote at the Annual Meeting of Shareholders on the matters that may come before the Annual Meeting.

Voting Securities— Record Date— Principal Holders

          At the close of business on July 21, 2010, there were 50,450,462 shares of Class A Common Stock, par value $1.00 per share (the “Class A Stock”), and 9,582,095 shares of Class B Common Stock, par value $1.00 per share (the “Class B Stock”), issued and outstanding and entitled to vote.

          The holders of Class A Stock, voting as a class, are entitled to elect three (3) directors, and the holders of Class B Stock, voting as a class, are entitled to elect seven (7) directors. Each outstanding share of Class A and Class B Stock is entitled to one vote for each Class A or Class B director, respectively. The presence in person or by proxy of a majority of the outstanding shares of Class A or Class B Stock entitled to vote for directors designated as Class A or Class B directors, as the case may be, will constitute a quorum for the purpose of voting to elect that class of directors. All elections shall be determined by a plurality of the class of shares voting thereon. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

          The holders of the Class A and Class B Stock vote together as a single class on all other business that properly comes before the Annual Meeting, with each outstanding share of Class A Stock entitled to one-tenth (1/10) of one vote and each outstanding share of Class B Stock entitled to one vote.

          Proposal 2 requires approval by a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted in determining the votes cast, but do have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

          If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on proposal 2 even if the broker does not receive voting instructions from you.

          The following table and footnotes set forth, at the close of business on July 21, 2010, information concerning each person owning of record, or known to the Company to own beneficially, or who might be deemed to own, 5% or more of its outstanding shares of Class A or Class B Stock. The table below was prepared from the records of the Company and from information furnished to it. The percent of total voting power reflected below represents the voting power on all matters other than the election of directors, as described above.

Name and Address	Class of Stock	Common Stock Owned Beneficially	Percent of Class	Percent of Total Voting Power

E.P. Hamilton Trusts, LLC(1)	A	462,338	1.0%	0.3%
965 Mission Street	B	8,125,536	85.0%	56.0%
San Francisco, CA

Deborah E. Wiley(2)(3)(4)	A	1,253,976	2.5%	0.9%
111 River Street	B	38,820	0.4%	0.3%
Hoboken, NJ

Peter Booth Wiley(2)(3)(5)	A	1,227,578	2.4%	0.8%
111 River Street	B	12,240	0.1%	0.1%
Hoboken, NJ

Bradford Wiley II(2)(3)	A	1,050,325	2.1%	0.7%
111 River Street	B	42,240	0.4%	0.3%
Hoboken, NJ

Pioneer Investment Management, Inc.(6)	A	3,985,436	7.7%	2.7%
60 State Street
Boston, MA
Investment Manager

(1)

Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as members of the E.P. Hamilton Trusts, LLC established for the purpose of investing in, owning and managing securities of John Wiley & Sons, Inc., share investment and voting power.

(2)

Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as general partners of a limited partnership, share voting and investment power with respect to 301,645 shares of Class A Stock. For purpose of this table, each is shown as the owner of one-third of such shares.

(3)

Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as co-trustees, share voting and investment power with respect to 55,072 shares of Class A Stock and 36,720 shares of Class B Stock under the Trust of Esther B. Wiley. For purposes of this table, each is shown as the owner of one-third of such shares.

(4)	Includes 540 shares of Class A Stock and 8,660 shares of Class B Stock of which Deborah E. Wiley is custodian for minor children.

(5)

Includes 2,948 shares of Class A Stock which Peter Booth Wiley acquired under an option granted under the 1990 Director Stock Plan, as Amended and Restated as of June 22, 2001, at the exercise price of $19.54 per share.

(6)	Based on filings with the Securities and Exchange Commission, including filings pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, and other information deemed reliable by the Company.

Board of Directors and	Board Structure
Corporate Governance

          Wiley’s Board of Directors is elected annually by the shareholders to provide oversight so that the long-term interests of the shareholders are served. Wiley’s business is conducted by its employees under the direction of the CEO and with the oversight of the Board.

Director Independence

          The Board is currently composed of ten members. Two directors, Bradford Wiley II and Peter Booth Wiley, are brothers. The Board has affirmatively determined that all of our directors, except William J. Pesce, Bradford Wiley II and Peter Booth Wiley, meet the independence guidelines the Board sets forth in its Corporate Governance Principles which are published on our web site at www.wiley.com.

Board Leadership Structure

The Board of Directors is currently led by Peter Booth Wiley, our non-executive Chairman. William J. Pesce, our President and Chief Executive Officer serves as a member of the Board of Directors.

          Meetings of the Board of Directors are called to order and led by the Chairman. Non-management directors generally meet in executive session without management after each Board meeting. All members of the Board are elected annually.

          The Board of Directors believes separating the roles of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on developing and implementing the Company’s strategic business plans and managing the Company’s day-to-day business operations and allows our Chairman to lead the Board of Directors in its oversight and advisory roles. Because of the many responsibilities of the Board of Directors and the significant amount of time and effort required by each of the Chairman and Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The Board of Directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability.

For the foregoing reasons, the Board of Directors has determined that its leadership structure is appropriate and in the best interests of the Company’s shareholders.

Other Governance Practices

Non-Management Executive Sessions: The Board has regularly scheduled non-management executive sessions of non-management directors only following each Board meeting.

          Orientation and Continuing Education: Wiley’s new directors are required to attend orientation sessions. Wiley also conducts ongoing training or continuing director education for its Board members and is supportive of, and reimburses its directors for attending director education programs.

          Annual Meeting: The Company does not have a policy that requires the attendance of all directors at the Annual Meetings, but it has been a long-standing practice for directors to attend. In September 2009, nine of our directors attended the 2009 Annual Meeting.

Annual Evaluation: The board annually conducts a self-evaluation to determine whether the board as a whole and its individual members, including the Chairman are performing effectively.

Committees of the	Committee Structure
Board of Directors and
Certain Other Information Concerning the Board

          The Board has established four standing committees: the Audit Committee, the Executive Compensation & Development Committee, the Governance Committee, and the Executive Committee. Each Committee conducts an annual self-evaluation of performance and reviews compliance with the current charter of the committee. Copies of the committee charters can be found on our website at www.wiley.com.

The following table indicates current membership and total meetings of the Board and its standing committees:

Name	Board	Audit		Compensation		Executive		Governance

Warren J. Baker	X			X	*
Richard M. Hochhauser	X	X
Kim Jones	X			X
Matthew S. Kissner	X	X	*			X	*
Raymond W. McDaniel, Jr.	X							X
Eduardo Menascé	X			X		X
William J. Pesce	X					X
William B. Plummer	X							X	*
Kalpana Raina	X	X
Bradford Wiley II	X							X
Peter Booth Wiley	X
FY2010 Meetings		8		5	(a)	0		7

*	Chairman

(a)	The Executive Compensation and Development Committee acted once by Written Consent.

          Executive Committee. The Executive Committee exercises the powers of the Board as appropriate in any case where immediate action is required and the matter is such that an emergency meeting of the full Board is not deemed necessary or possible.

          Audit Committee. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities relating to the Company’s financial statements filed with the Securities and Exchange Commission, accounting policies, and the adequacy of disclosures, internal controls and reporting practices of the Company and its subsidiaries; reviews Company policies with respect to risk management and risk assessment; evaluates, retains, compensates and, if appropriate, terminates the services of the independent public accounting firm which is to be engaged to audit the Company’s financial statements, including reviewing and discussing with such firm their independence and whether providing any permitted non-audit services is compatible with their independence; maintains financial oversight of the Company’s employees’

retirement and other benefit plans and makes recommendations to the Board with respect to such matters; and reviews and approves related party transactions. The Committee holds discussions with management prior to the release of quarterly earnings, and also reviews quarterly results prior to filings.

          The Board has determined that all members of the Committee are Audit Committee “financial experts,” as defined under the rules of the Securities and Exchange Commission. All members of the Committee are independent under the rules of the New York Stock Exchange, currently applicable to the Company.

          Executive Compensation and Development Committee. The Executive Compensation and Development Committee evaluates the performance of the CEO and reports its decisions to the Board; reviews and approves the principles and policies for compensation and benefit programs company-wide, and monitors the implementation and administration of such programs; oversees compliance with governmental regulations and accounting standards with respect to employee compensation and benefit programs; monitors executive development practices in order to insure succession alternatives for the organization; and grants options and makes awards under the 2009 Key Employee Stock Plan. All members of the Committee are independent under the rules of the New York Stock Exchange, currently applicable to the Company.

          Governance Committee. The Governance Committee assists the Board in the selection of Board members by identifying appropriate general qualifications and criteria for directors as well as qualified candidates for election to the Board; assists the Chairman of the Board in proposing committee assignments; assists the Board in evaluating, maintaining and improving its own effectiveness; evaluates the Chairman of the Board’s performance; evaluates director compensation and benefits; and makes recommendations to the Board regarding corporate governance policies.

          Shareholders who wish to recommend a director candidate to the Governance Committee should follow the procedures set forth under “Deadline for Submission of Shareholder Proposals” on page 38 of this proxy statement. The recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications.

Compensation Committee Interlocks

          No member of the Executive Compensation & Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Executive Compensation and Development Committee.

Board and Committee Oversigh of Risk

          As a publishing company, Wiley does not face the same level of risk associated with other companies, for example companies in the financial services and technology industries. However, appropriate risk-taking is a necessary part of managing any business. Management of risk is the direct responsibility of Wiley’s President & CEO and the senior leadership team. The Board has oversight responsibility, focusing on the adequacy of the Company’s risk management and risk mitigation processes.

          The Company’s Board of Directors administers its risk oversight function directly and through its Audit Committee and Executive Compensation & Development Committee. The Board receives regular reports from these committees, which include reports on those areas over which they have risk oversight responsibility, as appropriate.

          Audit Committee: The Audit Committee has oversight responsibility for Enterprise Risk Management (ERM), and specifically, oversight of major financial risk exposures, including litigation and compliance risk and the steps management has taken to monitor and mitigate such exposures. The Committee also receives regular updates from management including the General Counsel on litigation risk.

          Executive Compensation & Development Committee: The Executive Compensation & Development Committee has oversight responsibility for the management of risk relating to the Company’s annual and long-term executive compensation program. The Committee ensures that the Company’s executive annual and long-term incentive plans do not incentivize or encourage excessive or unnecessary risk-taking/wrong behavior.

How Do We Address Risk in Our Compensation Program?

          Wiley’s compensation program is designed to attract, retain, motivate and reward talented executives and colleagues whose efforts will enable the Company to produce superior results and maximize return to stockholders. Our pay-for-performance philosophy focuses colleagues’ efforts on delivering short-term and long-term financial success for our stockholders without encouraging excessive risk taking. The Executive Compensation & Development Committee, which consists entirely of independent Board members, oversees the executive compensation program for the named executive officers, as well as other senior officers of the Company.

          The following is a description of both Committee and management processes related to the compensation risk assessment process, as well as a description of the Company’s compensation risk mitigation techniques.

          The Executive Compensation & Development Committee reviews and approves the annual and long-term plan performance measures and goals annually. This includes setting appropriate threshold and outstanding performance levels for each performance metric. As a part of this process, the Committee focuses on what executive behavior it is attempting to incentivize and the potential associated risks. The Committee periodically receives financial information from the Chief Financial Officer, and information on accounting matters that may have an impact on the performance goals, including any material changes in accounting methodology and information about extraordinary/special items excluded in the evaluation of performance, as permitted by the 2009 Executive Annual Incentive Plan and the 2009 Key Employee Stock Plan (i.e. the shareholder plans), so that the Committee members may understand how the exercise of management judgment in accounting and financial decisions affects plan payouts. Members of the Executive Compensation & Development Committee approve the final incentive compensation awards after reviewing executive, corporate and business performance, and may utilize negative discretion if they feel the level of compensation is not commensurate with performance.

The following compensation policies and practices serve to reduce the likelihood of excessive risk taking:

•	An appropriate compensation mix that is designed to balance the emphasis on short-term and long-term performance.

•	The majority of incentive compensation for top level executives is associated with the long term performance of the Company. This discourages short-term risk taking.

•	The mix of stock options and restricted performance shares used in our executive long-term plans ensure a correlation between executive and shareholder rewards.

•	Conservative vesting provisions (5 year) for all performance shares and stock options granted under our long-term incentive plans.

•	Financial performance measures used for incentive plans covering colleagues at all levels of the Company include a mix of financial metrics that are in line with operating and strategic plans.

•	A significant portion of annual and long-term incentive payments are based on Company and business profitability, ensuring a correlation between pay and performance.

•	Financial targets are appropriately set, and if not achieved, result in a large percentage loss of compensation.

•	Executive and broad-based incentive plans cap the maximum award payable to any individual.

•	Recoupment or “clawback” provisions for top executives and key finance executives in the event that an executive’s conduct leads to a restatement of the Company’s financial results.

	•	Stock ownership guidelines for our named executive officers and other senior officers discourage excessive risk taking.

•

A prohibition on insider trading which states that no employee, officer or director may trade in securities while in possession of material inside information or disclose material inside information to third parties (“tipping”).

          We are confident that our compensation program rewards for performance, is aligned with the interests of our stockholders, and guards against unnecessary risk taking. A more detailed discussion of Wiley’s executive compensation program can be found in the Compensation Discussion and Analysis beginning on page 18.

Corporate Governance Principles

          To promote the best corporate governance practices, John Wiley & Sons, Inc. adheres to the Corporate Governance Principles (“Principles”) set forth below, many of which have been in effect for more than a decade. The Board of Directors (the “Board”) and management believe that these Principles, which are consistent with the requirements of the Securities and Exchange Commission and the New York Stock Exchange, are in the best interests of the Company, its shareholders and other stakeholders, including employees, authors, customers and suppliers. The Board is responsible for ensuring that the Company has a management team capable of representing these interests and of achieving superior business performance.

          Pursuant to the New York Stock Exchange’s Corporate Governance regulations, the Company is considered a “controlled company,” defined as a company where more than 50 percent of the voting power is held by an individual, a group, or another company. As such, the Company would be exempt from certain corporate governance standards. However, the Board believes it is in the best interest of the Company and its shareholders to abide by all of the regulations, except for the requirement that the Governance Committee be comprised of independent directors only. The Board has chosen to take an exemption to this requirement because it believes that a Wiley family member’s participation on this Committee will result in a collaborative process to promote the highest standards in the recruitment of new directors and in governance generally.

I. Primary Duties

          The Board, which is elected annually by the shareholders, exercises oversight and has final authority and responsibility with respect to the Company’s affairs, except with respect to those matters reserved to shareholders. All major decisions are considered by the Board as a whole.

The Board elects the Chief Executive Officer (“CEO”) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance.

          The Board plans for the succession of the CEO. The Executive Compensation and Development Committee annually evaluates the CEO’s performance, approves the CEO’s compensation, and informs the Board of its decisions. The Board also oversees the succession process for certain other management positions, and the CEO reviews with the Board annually his assessment of key management incumbents and their professional growth and development plans. The Board also:

		a)	reviews the Company’s business and strategic plans and actual operating performance;

		b)	reviews and approves the Company’s financial objectives, investment plans and programs; and

		c)	provides oversight of internal and external audit processes and financial reporting.

II. Director Independence

          The Board has long held that it is in the best interests of the Company for the Board to consist of a substantial majority of independent Directors. The Board annually determines that a Director is independent if he or she has no material relationship, either directly or indirectly, with the Company, defined as follows:

a)

The Director is not and has not been employed in an executive capacity by the Company or its subsidiaries within the three years immediately prior to the annual meeting at which the nominees of the Board will be voted upon.

b)

The Director is not a significant advisor or consultant to the Company (including its subsidiaries); does not have direct, sole responsibility for business between the Company and a material supplier or customer; and does not have a significant personal services contract with the Company.

c)

The Director is not an executive officer, an employee, and does not have an immediate family member who is an executive officer or employee, of an organization that makes payments to, or receives payments from, the Company in an amount which, in any single fiscal year, exceeds 2% of such other organization’s consolidated gross revenues.

d)

The Director is not, and has not been within the past three years, employed by or affiliated with a firm that provided independent audit services to the Company; the Director is not, and does not have an immediate family member who is a current partner of the firm that is the Company’s external auditor; and the Director or an immediate family member was not within the past three years a partner or employee of the Company’s external audit firm and personally worked on the Company’s audit within that time.

e)	The Director is not, and has not been in the past three years, part of an interlocking directorship involving compensation committees; and

f)	The Director is not a member of the immediate family of Peter Booth Wiley, Bradford Wiley II and Deborah E. Wiley, or management, as listed in the Company’s proxy statement.

When determining the independence of a Director, the ownership of, or beneficial interest in, a significant amount of stock, by itself, is not considered a factor.

III. Composition of the Board

          Under the Company’s By-Laws, the Board has the authority to determine the appropriate number of directors to be elected so as to enable it to function effectively and efficiently. The Governance Committee makes recommendations to the Board concerning the appropriate size of the Board, as well as selection criteria for candidates. Each candidate is selected based on background, experience, expertise, and other relevant criteria, including other public and private company boards on which the candidate serves. In addition to the individual candidate’s background, experience and expertise, the manner in which each board member’s qualities complement those of others and contributes to the functioning of the Board as a whole are also taken into account. The Governance Committee nominates a candidate, and the Board votes on his or her candidacy. The shareholders vote annually for the entire slate of Directors.

          Any nominee Director who receives a greater number of “withheld” votes from his or her election than “for” votes shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee shall recommend to the Board the action to be taken with respect to such resignation.

IV. Director Eligibility

          Directors shall limit the number of other board memberships in order to insure adequate attention to Wiley business. Prior to joining the board of another organization, including a public or private company, as well as a not-for profit organization, directors are required to advise the Chairman of the Board, the Chair of the Governance Committee and the President and Chief Executive Officer so that a review can be performed to ensure that there are no conflicts of interest or other issues. While the Board of Directors does not believe it appropriate to establish an arbitrary limit on the number of outside boards upon which a Director may serve, the Board (based on the review and recommendation of the Governance Committee), has the responsibility to evaluate each situation and approve membership.

          Whenever there is a substantial change in the Director’s principal occupation, a Director shall tender his or her resignation and shall immediately inform the Board of any potential conflict of interest. The Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation or the potential conflict of interest.

          The Board has established a retirement age of 70 for its Directors. The Board may in its discretion nominate for election a person who has attained age 70 if it believes that under the circumstances it is in the Company’s best interests.

V. Board and Management Communication

The Board has access to all members of management and external advisors. As appropriate, the Board may retain independent advisors.

          The CEO shall establish and maintain effective communications with the Company’s stakeholder groups. The Board schedules regular executive sessions at the end of each meeting. Non-management directors meet at regularly scheduled sessions without management. The Chairman of the Board presides at these sessions. In addition, the independent directors meet at least once each year in an executive session presided over by the Chairman of the Governance Committee.

          Employees and other interested parties may contact the non-management directors via email at: non-managementdirectors@wiley.com, or by mail addressed to Non-Management Directors, John Wiley & Sons, Inc., Mail Stop 9-12, 111 River Street, Hoboken, NJ 07030-5774

VI. Board Orientation and Evaluation

The Board annually conducts a self-evaluation to determine whether the Board as a whole and its individual members, including the Chairman, are performing effectively.

          The Board sponsors an orientation process for new Directors, which includes background materials on governance, law, board principles, financial and business history and meetings with members of management. The Board also encourages all of its Directors to take advantage of educational programs to improve their effectiveness.

VII. Director Compensation

          The Governance Committee periodically reviews and recommends to the Board its members’ annual retainer, which is composed of cash and stock grants for all non-employee Directors. In determining the appropriate amount and form of director compensation, the Board regularly evaluates current trends and compensation surveys, as well as the amount of time devoted to Board and committee meetings. As a long-standing Board principle, non-employee Directors receive no compensation from the Company other than for their service as Board members and reimbursement for expenses incurred in connection with attendance at meetings.

          Share ownership by each Director is encouraged. To this end, each Director is expected to own, at a date no later than three years after election to the Board, shares of common stock valued at not less than three times that Director’s annual cash compensation to which the Director is entitled for Board service.

VIII. Board Practices and Procedures

          The Chairman of the Board and the CEO jointly set the agenda for each Board meeting. Agenda items that fall within the scope and responsibilities of Board committees are reviewed with the chairs of the committees. Any Board member may request that an item be added to the agenda.

Board materials are provided to Board members sufficiently in advance of meetings to allow Directors to prepare for discussion at the meeting.

Various managers regularly attend portions of Board and committee meetings in order to participate in and contribute to relevant discussions.

IX. Board Committees

          The Board has established four standing committees: Executive, Audit, Executive Compensation and Development, and Governance. The Audit Committee and the Executive Compensation & Development Committee are composed of independent Directors only. The Audit Committee has the sole responsibility for retention and dismissal of the Company’s independent auditors, and the Executive Compensation & Development Committee has the sole authority to retain, terminate and determine the fees of its outside consultants. The Governance Committee is composed of independent directors and a member of the Wiley family, as permitted under the New York Stock Exchange’s rules applicable to “controlled companies.” The Board believes that the family’s participation in the Committee will result in a collaborative process to promote the highest standards in the recruitment of new directors and governance generally.

          The Governance Committee recommends to the Board the members and chairs for each of the committees. The chair and membership assignments for all committees are reviewed regularly and rotated as appropriate. The chairs of the committees determine the frequency, length and agenda of meetings for each committee. As in the case of the Board, materials are provided in advance of meetings to allow members to prepare for discussion at the meeting.

          The scope and responsibilities of each committee are detailed in the committee charters, which are approved by the Board. Each committee annually reviews its charter, and the Governance Committee and the Board review all charters from time to time.

With the permission of the chairman of the committee, any Board member may attend a meeting of any committee.

X. Periodic Review

The Governance Committee and the Board review these Principles annually.

Directors’ Compensation

          Our non-employee directors received an annual retainer of $55,000 and committee chairmen, except the chairman of the Executive Committee, received an additional annual retainer of $10,000. No fees are paid for attendance at meetings. No non-employee director receives any other compensation from the Company, except for reimbursement of expenses incurred for attendance at Board meetings. Directors who are employees do not receive an annual retainer for Board or committee service.

          Pursuant to the Director Stock Plan, our non-employee directors receive an annual award of Class A shares equal in value to 100 percent of their annual total cash compensation, excluding the additional fees paid to committee chairmen and any expense reimbursements. In September 2009, a total of 14,130 Class A shares were awarded to directors.

          The Company has established a Deferred Compensation Plan for Directors (the “Deferred Plan”) Amended and Restated as of January 1, 2009. Non-employee directors are eligible to participate, and may defer all or a portion of their annual retainer fees in the form of cash and/or Class A Common Stock. They may also defer their annual stock award. Six of our ten directors currently participate in the Deferred Plan. Retainers deferred in cash accrue interest annually based on the prime rate. Retainers deferred in the form of Class A Common Stock receive dividend equivalent units based on the closing price of the Class A Common Stock on the record date. Deferred cash and/or stock is payable to the directors upon their retirement from the Board, either in a lump sum or in the form of annual installments.

          Our active directors and their spouses are eligible to participate in the Company’s Matching Gift Program. The Company will match the first $1,000 given by the donor as follows: three-toone on the first $500, and one-to-one on the second $500, up to a maximum contribution of $2,000 per institution, per donor, per calendar year.

          The table below indicates the total cash compensation received by each non-employee director during fiscal 2010.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total

Warren J. Baker*(1)(2)(3)	$65,000	$55,000	$14,757	$134,757
Richard M. Hochhauser(2)	$55,000	$55,000	$3,718	$113,718
Kim Jones(2)(3)	$55,000	$55,000	$5,394	$115,394
Matthew S. Kissner*(2)(3)	$65,000	$55,000	$7,404	$127,404
Raymond W. McDaniel, Jr.(1)(2)(3)	$55,000	$55,000	$5,738	$115,738
Eduardo Menasce(2)	$55,000	$55,000	$1,720	$111,720
William B. Plummer*(1)(2)(3)	$65,000	$55,000	$8,589	$128,589
Bradford Wiley II(2)	$55,000	$55,000	$4,000	$114,000
Kalpana Raina	$55,000	$55,000	$661.90
Peter Booth Wiley(3)(4)	$0.00	—	$459,250	$459,250

*	Committee Chair

(1)	Effective January 1, 2009, Messrs. Baker, McDaniel and Plummer have deferred receipt of their annual cash retainer fees in the form of stock.

(2)

On September 17, 2009, each of our non-employee Directors received an annual stock award of 1,570 Class A Shares based on the closing price of $35.04. All of our non-employee directors, except for Mr. B. Wiley II, deferred receipt of shares pursuant to the Deferred Compensation Plan, as described above.

(3)

The amounts in All Other Compensation include the cash value of dividends accrued under the Deferred Compensation Plan and, in the case of Dr. Baker, $1,920.95 in interest credited to his Deferred Cash Compensation Plan in FY2010. Also included are contributions made under the Company’s Matching Gift Program, as described above, as follows: Dr. Baker -$1,500; Mr. B. Wiley - $4,000; Mr. P. Wiley - $74,250.

(4)	Peter Booth Wiley, Chairman of the Board, does not receive a retainer for his service on the board but receives an annual salary of $385,000 as an employee of the Company

Name	Number of Shares Underlying Outstanding Deferred Stock Equivalents	Number of Securities Underlying Outstanding Stock Options

Warren J. Baker	21,338	4,955
Richard M. Hochhauser	3,489.13	—
Kim Jones	10,112.06	—
Matthew S. Kissner	13,732.60	—
Raymond W. McDaniel, Jr.	11,405.64	—
Eduardo Menascé	3,489.11	—
William B. Plummer	16,663.17	—
Kalpana Raina	1,586.65	—
Bradford Wiley II	—	—

Insurance with Respect to Indemnification of Directors and Officers

          The By-Laws of the Company provide for indemnification of directors and officers in connection with claims arising from service to the Company to the extent permitted under the New York State Business Corporation Law. The Company carries insurance in the amount of $30,000,000 with Federal Insurance Company, and Allied World National Assurance Company at a premium of $354,000. The current policy expires on November 14, 2010.

Transactions with Directors’ Companies

          In the ordinary course of business, John Wiley & Sons and its subsidiaries may have transactions with companies and organizations whose executive officers are also Wiley directors. None of these transactions in fiscal 2010 exceeded the threshold for disclosure under our Corporate Governance Guidelines, which is 2% of the gross revenues of either Wiley or the other organization.

Transactions with Related Persons

          We are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, and any immediate family members of such persons. The term “transaction” is broadly defined under Securities and Exchange Commission rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

          Based on information available to us and provided to us by our Directors and executive officers, we do not believe that there were any such material transactions in effect since May 1, 2009, or that any such material transactions are proposed to be entered into during fiscal 2011.

          The Company’s Board of Directors has adopted a written policy that requires the Audit Committee to review and approve any related party transactions. Management is expected to provide the Audit Committee with specific information with respect to any such transaction expected to be entered into or continued during the current fiscal year. After reviewing this information, the Audit Committee will approve such transactions only if the following two conditions are met: (1) the transaction must be in the best interests of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s length transaction with an unrelated third party.

Process for Identifying and Evaluating Nominees for Director

          The Board annually recommends the slate of director nominees for election by the shareholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified individuals to stand for election, regardless of whether the current directors, a search firm or shareholders recommend the potential nominee. The Governance Committee has the authority to independently engage the services of a third-party search firm or other consultant to assist in identifying and screening potential director nominees, and has engaged a third-party search firm to do so. The full Board reviews and has final approval on all potential director nominees being recommended to the shareholders for election to the Board.

          The Board and the Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members: (1) The Board seeks qualified individuals who, taken together, represent the required diversity of skills, backgrounds and experience for the Board taken as a whole; (2) A director should have the required expertise and experience, should have a proven record of professional success and leadership and should be able to offer advice and guidance to the CEO; (3) A director should possess the highest personal and professional ethics, integrity and values; must be inquisitive and objective and have the ability to exercise practical and sound business judgment; (4) A director should have the ability to work effectively with others; (5) Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity (it should be noted that of the ten director nominees standing for election, one is female and one is a person of color); (6) A majority of directors should be independent; and (7) A director retires from the Board at the annual meeting following his or her 70th birthday, unless an exception is approved by the Board.

Director Qualifications

          Wiley’s Board has identified the following skill sets that are most important to the successful implementation of Wiley’s long-range strategic plan: industry experience; strategic planning/business development/managerial experience; financial literacy or expertise; marketing experience; general operations/manufacturing experience; international experience; information technology experience; government relations/regulatory agency experience; and management development and compensation experience. Information about each director nominee’s specific experience, qualifications and skills can be found in the biographical information below.

          There are ten nominees for election this year. Detailed information on each nominee is provided on pages 13 to 15. All directors are elected annually, and serve a one-year term until the next Annual Meeting.

Election of Directors

          Ten (10) directors are to be elected to hold office until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. Unless contrary instructions are indicated or the proxy is previously revoked, it is the intention of management to vote proxies received for the election of the persons named below as directors. Directors of each class are elected by a plurality of votes cast by that class. If you do not wish your shares to be voted for particular nominees, please so indicate in the space provided on the proxy card, or follow the directions given by the telephone voting service or the Internet voting site. The Holders of Class A Stock are entitled to elect 30% of the entire board. As a consequence, three (3) Directors will be elected by the holders of Class A Stock. The holders of Class B Stock are entitled to elected seven (7) Directors.

          All the nominees are currently directors of the Company and were elected to their present terms of office at the Annual Meeting of Shareholders held in September 2009. Except as otherwise indicated below, all of the nominees have been engaged in their present principal occupations or in executive capacities with the same employers for more than the past five years.

          The Company’s By-Laws provide for mandatory retirement of directors at age 70, but allow the Board discretion to nominate for election a candidate who, by reason of having attained age 70, would otherwise not be qualified to serve. It was the Board’s judgment that Warren J. Baker, who has provided the Board with invaluable service, be proposed as a Class B director, notwithstanding his having attained age 72.

          Peter Booth Wiley, William J. Pesce and Michael L. Preston have agreed to represent shareholders submitting proper proxies by mail, via the Internet, or by telephone, and to vote for the election of the nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards, by telephone or via the Internet. Although the Board has no reason to believe that any of the persons named below as nominees will be unable or decline to serve, if any such person is unable or declines to serve, the persons named above may vote for another person at their discretion.

Directors to be Elected by Class A Shareholders and Their Qualifications

Raymond W. McDaniel, Jr., a director since 2005, has been Chairman and Chief Executive Officer of Moody’s Corporation since April 2005. He previously served as Chief Operating Officer of Moody’s Corporation from January 2004; President of Moody’s Corporation from October 2004; and President of Moody’s Investors Service since 2001. In prior assignments with Moody’s, he served as Senior Managing Director for Global Ratings & Research; Managing Director for International; and Director of Moody’s Europe, based in London. He has been a member of Moody’s Corporation Board of Directors since 2003. Age 52.

Mr. McDaniels’ qualifications for service on the Company’s Board include: (i) over five years experience as Chairman and Chief Executive Officer of Moody’s Corporation; (ii) extensive international experience; and (iii) experience in implementing international business expansion and new products.

William B. Plummer, a director since 2003, has been Executive Vice President and Chief Financial Officer of United Rentals, Inc. since December 2008. Previously he was Executive Vice President and Chief Financial Officer of Dow Jones & Company, Inc. from September 2006 to December 2007. Prior to that he was Vice President & Treasurer of Alcoa, Inc. since 2000. Before joining Alcoa, he was with Mead Corporation as President, Gilbert Paper Division during 2000; Vice President, Corporate Strategy and Planning from 1998 to 2000; and Treasurer from 1997 to 1998. Prior to joining Mead, he held a number of increasingly responsible positions with the General Electric Company, most recently as Vice President, Equity Capital Group, General Electric Capital Corporation from 1995 to 1997. Age 51.

Mr. Plummer’s qualifications for service on the Company’s Board includes; (i) over ten years of service as the Chief Financial Officer or Treasurer of publicly-traded companies, including operating experience as President of an operating division of Mead Corporation; (ii) audit committee experience; and (iii) experience in acquistions and divestitures.

Kalpana Raina, a director since 2009, is Managing Partner of 252 Solutions, LLC, an advisory firm, since 2007. Previously, Ms. Raina was a senior executive with The Bank of New York Mellon Corp. She joined the bank in 1988 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India, as Executive Vice President, International. During her eighteen-year career at Bank of New York she had responsibility for clients in the media, telecommunications, healthcare, retailing, hotels and leisure and financial services industries in Asia, Europe, and the United States. Ms. Raina also is a director of RealNetworks (NASDAQ: RNWK), where she serves on the Audit Committee and chairs the Nominating and Corporate Governance Committee. She is a member of the International Advisory Board of ODX, Women Corporate Directors, The National Association of Corporate Directors, a director of Information Services Group, Inc., and a past member of The US-India Business Council. Age 55.

Ms. Raina’s qualifications for service on the Company’s Board include; (i) 14 years experience as a media banker to industry; (ii) service on the boards of various other media/technology companies and (iii) significant experience managing divisions in Europe and Asia.

Directors to be Elected by Class B Shareholders and Their Qualifications

Warren J. Baker, a director since 1993, is the President Emeritus, California Polytechnic State University and Special Assistant to the Chancellor, California State University. He is the retired President of California Polytechnic State University where he served from 1979 to 2010. Mr. Baker was also a member of the National Science Board from 1985 to 1994. He was a Regent of the American Architectural Foundation from 1995 to 1998; a Fellow of the American Society of Civil Engineers; Chairman of the Board of Directors of the ASCE Civil Engineering Research Foundation from 1989 to 1991; Member of the Board of Directors of the California Council on Science and Technology; Co-Chair of the California Joint Policy Council on Agriculture and Higher Education from 1995 to 2001; Board member of the National Association of State Universities and Land Grant Colleges (NASULGC) from 2003 to 2007; Chair of the NASULGC Commission on Information Technologies from 2003 to 2006; Member of the NASULGC Commission on University Science and Mathematics Teacher Education in 2007 to present; Member of the Executive Committee of the Business-Higher Education Forum (BHEF); Co-Chair of BHEF Math and Science Education and STEM Initiatives; Board Member of the Society of Manufacturing Engineers Education Foundation from 2003 to 2005; Member of the National Academy of Engineering Steering Committee on Enhancing Community College Pathways to Engineering Careers from 2004 to 2005; Board Member of the Society of Manufacturing Engineers Education Foundation from 2003 to 2005; a Member of the Board of Governors of the US-Mexico Foundation for Science; a Director of Westport Innovations, Inc.; and a Director of MESA California (Mathematics, Engineering and Science Achievement). Age 72.

Mr. Baker’s qualifications for service on the Company’s Board includes: (i) service as the President of California Polytechnic State University since 1979; (ii) service as a member of the Board of Directors of the California Council on Science and Technology; and (iii) experience as a member of numerous organizations related to the advancement of Higher Education.

Richard M. Hochhauser, a director since December 2006 retired in 2008. He had been President and Chief Executive Officer of Harte-Hanks, Inc. since 2002 and served as a director from 1996 to 2008. Prior to that, he served as President and Chief Operating Officer of Harte-Hanks from 1997 to 2002. He has been a director of that company since 1996. He is an Adjunct Professor at New York University teaching a management course in the integrated marketing graduate school program; a member of the Board and Chairman elect of the Direct Marketing Educational Foundation; Chairman of Day One; Trustee of the Jewish Museum; and serves on the Boards of two other non-profit organizations: City at Peace and Reach the World. Age 65.

Mr. Hochhauser’s qualifications for service on the Company’s Board include; (i) former service as the President and Chief Executive Officer of Harte-Hanks, Inc.; (ii) designation as an “audit committee financial expert,” and (iii) experience as a Director of various for-profit and not-for-profit organizations.

Matthew S. Kissner, a director since 2003, is President and Chief Executive Officer of The Kissner Group, which consults with private equity firms focusing on investment opportunities in financial, business and health care services. Prior to that he was Executive Vice President and Group President, Global Enterprise Solutions, Pitney Bowes, Inc., from 2004 to 2005; and Executive Vice President and Group President of Information Based Solutions and Document Messaging Technologies from 2001 to 2004. He sits on the boards of private portfolio companies, and is a member of the Board Executive Committee of the Regional Plan Association. Age 56.

Mr. Kissner’s qualifications for service on the Company’s Board include: (i) former service as Executive Vice President and Group President, Global Enterprise Solutions, Pitney Bowes Inc; (ii) significant operating experience in financial services businesses; and (iii) significant experience in assessing company operations and strategy for potential private equity investment.

Eduardo Menascé, a director since December 2006, is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc. Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he served as Chairman and Chief Executive Officer of CTI MOVIL, S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000. He has also held senior positions at CANTV in Venezuela, and Wagner Lockheed and Alcatel in Brazil. From 1981 to 1992, he served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France. He is a director of Pitney Bowes, Inc.; KeyCorp; Hillenbrand Industries, Inc.; Hill-Rom, Inc.; and the National Association of Corporate Directors New York Chapter. Age 65.

Mr. Menasce’s qualifications for service on the Company’s Board include: (i) former service as president of Enterprise Solutions Group of Verizon Communications including oversight of sales, marketing and service delivery; (ii) former service as Chief Financial Officer of CANTV and GTE Corporation; and (iii) significant experience as a director on the boards of other publicly traded companies.

William J. Pesce has been our President and Chief Executive Officer and a director since May 1, 1998. He was previously Chief Operating Officer since May 1997; Executive Vice President, Educational and International Group since February 1996; and Vice President, Educational Publishing since September 1989. He is a Member of the Board of Overseers of The Stern School of Business at New York University; the Board of Trustees of William Paterson University; and the Board of Directors of the Association of American Publishers. Age 59.

Mr. Pesce’s qualifications for service on the Company’s Board include: (i) 21 years of publishing experience at Wiley; (ii) 12 years of service as President and Chief Executive Officer at Wiley and; (iii) significant experience in gaining market share, improving improved profitability, and increasing increased shareholder volume through a combination of organic growth and acquisitions.

Bradford Wiley II, a director since 1979, was our Chairman of the Board from January 1993 until September 2002, and was an editor in Higher Education from 1989 to 1998. He was previously a newspaper journalist, viticulturist and winery manager. Age 69.

Mr. Wiley’s qualifications for service on the Company’s Board include: (i) former service as the Company’s Chairman from 1993 to September 2002; (ii) former employment as an Editor in the Company’s Higher Education Business; and (iii) service on the Company’s Audit Committee from 1988 to 1991.

Peter Booth Wiley, a director since 1984, has been our Chairman of the Board since September 2002. He is an author and journalist, and a Member of the Board of the University of California Press. Age 67.

Mr. Wiley’s qualifications for service on the Company’s Board include: (i) 26 years of service as a member of Wiley’s Board of Directors, including the past 8 years, as Chairman of the Board; (ii) experience in co-authoring, authoring and publishing two books; and (iii) service on the board of University of California Press and the California State Polytechnic University of San Luis Obispo’s Library Advisory Committee.

Beneficial Ownership of Directors and Management

          The table below shows the number of shares of the Company’s Class A and Class B Stock beneficially owned by the current directors, and the executive officers named in the Summary Compensation Table on page 22 and all directors and executive officers of the Company as a group as of July 21, 2010. The percent of total voting power reflected below represents the voting power on all matters other than the election of directors, as described on page 1.

	Shares of Class A and Class B Stock Beneficially Owned(1)		Additional Shares Beneficially Owned(2)		Totals		Percent of Class(1)	Percent of Total Voting Power	Deferred Stock Units(3)

Warren J. Baker	A	8,201	A	4,955	A	13,156	—	—	21,426
	B	—			B	—	—	—
Ellis E. Cousens(4)	A	137,712	A	205,000	A	342,712	0.7%	—
	B	—			B	—	—	—
Richard M. Hochhauser	A	—			A	—	—	—	3,504
	B	—			B	—	—	—
Kim Jones	A	—			A	—	—	—	10,112
	B	—			B	—	—	—
Stephen A. Kippur(4)	A	197,302	A	82,500	A	279,802	0.6%	—
	B	—			B	—	—	—
Matthew S. Kissner	A	1,824			A	1,824	—	—	13,790
	B	—			B	—	—	—
Bonnie E. Lieberman(4)	A	131,565	A	202,000	A	333,565	0.7%	—
	B	—			B	—	—	—
Raymond W. McDaniel, Jr.	A	500			A	500	—	—	11,453
	B	—			B	—	—	—
Eduardo Menascé	A	—			A	—	—	—	3,504
	B	—			B	—	—	—
William J. Pesce(4)	A	971,863	A	547,900	A	1,519,763	2.8%	1%
	B	—			B	—	—	—
William B. Plummer	A	—			A	—	—	—	16,731
	B	—			B	—	—	—
Stephen M. Smith	A	60,344	A	79,826	A	140,170	0.2%	—

Kalpana Raina	A								1,593
	B
Bradford Wiley II(5)(6)(7)	A	1,204,437			A	1,204,487	2.4%	0.8%
	B	2,720,752			B	2,720,752	28.3%	19.0%
Peter Booth Wiley(5)(6)(7)	A	1,381,690			A	1,381,690	2.7%	0.9%
	B	2,720,752			B	2,720,752	28.3%	19.0%
All directors and executive	A	5,797,556	A	1,315,981	A	7,113,557	13.9%	4.3%
officers as a
group (25 persons)	B	8,222,052			B	8,222,052	85.8%	56.2%

(1)

This table is based on the information provided by the individual directors or executives. In the table, percent of class was calculated on the basis of the number of shares beneficially owned as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, divided by the total number of shares issued and outstanding plus the number of shares of the class issuable to the individual director or executive officer pursuant to the options exercisable under the Company’s stock option plans on or before September 21, 2010.

(2)	Shares issuable pursuant to options exercisable under the Company’s stock option plans on or before September 21, 2010.

(3)

This amount represents the number of shares of Class A Common Stock credited to the participating director’s account pursuant to the Deferred Compensation Plan for Directors’ Fees, described on page 10. The shares will be issued upon the director’s retirement.

(4)

Includes Class A shares of restricted stock subject to forfeiture awarded under the Company’s long-term incentive plans as follows: Mr. Pesce—177,671 shares; Mr. Cousens—76,319 shares; Mr. Kippur—28,599 shares; Ms. Lieberman—38,599 shares; and Mr. Smith—34,740 shares.

(5)

Bradford Wiley II and Peter Booth Wiley, as co-members with Deborah E. Wiley, of the E.P. Hamilton Trusts LLC, share voting and investment power with respect to 462,338 shares of Class A Stock and 8,125,536 shares of Class B Stock. For purposes of this table, each is shown as the owner of one-third of such shares.

(6)

Bradford Wiley II and Peter Booth Wiley, as co-trustees with Deborah E. Wiley, share voting and investment power with respect to 55,072 shares of Class A Stock and 36,720 shares of Class B Stock under the Trust of Esther B. Wiley. For purposes of this table, each is shown as the owner of one-third of these shares.

(7)

Bradford Wiley II and Peter Booth Wiley, as general partners of a limited partnership with Deborah E. Wiley, share voting and investment power with respect to 301,645 shares of Class A Stock owned by the partnership. For purposes of this table, each is shown as the owner of one-third of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based on our review we believe that during fiscal 2010, our directors, officers and greater than ten percent beneficial owners met all filing requirements.

Compensation Committee Report

          The Executive Compensation & Development Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 18 through 35 of this Proxy Statement. Based on this review and discussion, the Executive Compensation and Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Warren J. Baker, Chairman Eduardo Menascé

Performance Graph

	2005	2006	2007	2008	2009	2010

John Wiley & Sons, Inc. Class A	$100.00	$102.28	$105.73	$131.36	$98.16	$124.26
Russell 1000	100.00	114.61	129.60	121.29	76.50	105.09
Dow Jones Publishing Index	100.00	95.51	105.47	75.66	48.67	64.70
S&P 400	100.00	126.86	138.07	132.57	88.68	130.07

          The above graph provides an indicator of the cumulative total return to shareholders of the Company’s Class A Common Stock as compared with the cumulative total return on the Russell 1000, the Dow Jones Publishing Index and the S&P 400 Midcap, for the period from April 30, 2005 to April 30, 2010. The Company has elected to use the Russell 1000 Index as its broad equity market index because it is currently included in that index. Cumulative total return assumes $100 invested on April 30, 2005 and reinvestment of dividends throughout the period.

Compensation Discussion and Analysis

          Our compensation program for senior executives, including the named executive officers, is overseen and administered by the Executive Compensation & Development Committee (the “Committee”), which is currently composed of two independent directors. Information about the members of the Committee can be found on pages 4 through 15 of the proxy statement. The overarching goals that guide the design and administration of executive compensation programs include the ability to:

	•	Recruit and retain the highest caliber of executive talent by offering a competitive compensation program;

	•	Motivate and reward executives for achieving strategic and financial objectives through the use of annual cash incentives; and

•

Align executives’ and shareholders’ interests through awards of equity components that are dependent upon the performance of the Company and encourage the acquisition of a significant ownership stake in the Company.

          Core Principles and Practices. The following principles and practices shaped the design and implementation of our compensation program for fiscal year 2010. The principles and practices help ensure the following:

•

Compensation is merit based in that the total compensation opportunity and actual payout for each executive is based on current responsibilities, future potential and sustained performance against challenging financial and strategic objectives.

•

There is a correlation between compensation (both annual and long-term) and the Company’s performance. The program is structured such that at executive levels a larger portion of annual and total compensation is variable driven by performance and significantly composed of stock-based compensation.

	•	Executives/members of the Wiley Leadership Team have a significant, ongoing ownership stake in the Company to strengthen the alignment of our executives’ interests with those of our shareholders.

•

The program is competitive with the total compensation program of competitor companies in the publishing/information and media industries when performance goals are achieved. To that end the Committee reviews an independently researched compensation survey as a guidepost to determine whether the Company’s compensation levels and programs are competitive and meet the Company’s stated objectives. The most recent survey, completed in 2008 and compiled by Towers Watson includes publishing/media companies with whom Wiley competes for business and talent and for whom data is available, as well as other companies in general industry for positions that are not unique to the publishing industry. Base salaries, annual incentive awards and long-term incentive grants are determined within the framework of position responsibilities, future potential and the competitive market data. Regression analysis is used to ensure targeted compensation is appropriate to the size of the Company. The Company did not conduct this survey in 2009 for use in establishing FY2010 compensation levels because it determined early in CY2009 that it would be freezing targeted compensation for senior officers and highly compensated employees in FY 2010 due to the difficult and uncertain economic environment it faced entering FY 2010.

•

Ordinarily it is in the best interest of the Company to retain flexibility in its compensation programs to enable it to appropriately reward, retain and attract executive talent necessary to the Company’s success. To the extent such goals can be met with compensation that is designed to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such as the 2004 Key Employee Stock Plan and the Executive Annual Incentive Plan, each approved by the shareholders in September 2004, and their successor plans, the 2009 Key Employee Stock Plan, and the 2009 Executive Annual Incentive Plan, each approved by the shareholders in September 2009, such compensation plans will be used. However, the Committee recognizes that in appropriate circumstances, compensation that is not deductible under the Code may be paid at the Committee’s discretion.

The Executive Compensation Program	•	Compensation Strategy and Philosophy. Our executive compensation program consists of the following elements:

	•	Base salaries;

	•	Annual cash incentives;

	•	Long-term stock based incentives;

	•	Retirement and other post-employment benefits;

	•	Health and welfare benefits; and

	•	Perquisites and other fringe benefits.

          As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive grant amounts are determined within the framework of the executive’s position and responsibility, individual performance and future leadership potential, as determined by the CEO in consultation with the Committee, or by the Committee in the case of the CEO, as well as with regard to the external marketplace.

          How We Determine Target Pay Levels. Our executive compensation program for the named executives and other members of the Wiley Leadership Team consists of a salary range for each position, a target cash incentive expressed as a percent of base salary and target long-term equity awards. Each executive’s base salary range, target annual cash incentive and long-term incentive award value is reviewed annually and is adjusted when and if needed, depending on market conditions, to remain competitive with the external market. The program is designed to pay median level base salaries, above median level total cash for the achievement of challenging financial targets and strategic objectives and below median total cash when those targets are not attained. Third quartile (75th percentile) or above levels of compensation can be attained when challenging, long–term financial goals are achieved and accompanied by future share price appreciation. Competitive benchmark compensation survey market data for each position is prepared by the Committee’s executive compensation consultant, Towers Watson, using data from publishing companies in its annual media industry survey (68 companies in FY2009) and its general industry survey (793 companies in FY 2009). For publishing/business unit executives only the media industry survey data is used. For corporate executives, the data is weighted with a two-thirds weighting to media industry data and a one-third weighting given to the general industry data. Towers Watson uses regression analysis to ensure its recommendations are appropriate for positions in companies of comparable size to Wiley and/or its businesses. Towers Watson presents its review to the Committee at its March meeting as a way of assisting the Committee in ascertaining the competitiveness of the executive compensation program within our core publishing and information business, as well as general industry.

          Each year, compensation decisions covering base salary, annual incentives and stock-based awards are primarily driven by assessments of individual and Company performance. Comparisons are also made to the compensation survey data. Individual annual and long-term incentive payments from preceding years are not a significant factor in determining recommendations for the total compensation opportunity for an upcoming year.

          Compensation for the CEO is established using the same process and philosophy previously discussed for the other named executives and members of the Wiley Leadership Team. The Committee establishes the CEO’s base salary, target annual incentive and stock-based awards using data from the Towers Watson Media Industry and General Industry surveys. The data is regressed based on revenue to ensure that targeted compensation is appropriate for the CEO of a company of Wiley’s size in the publishing/media industries, as well as general industry. In addition, the CEO’s compensation relative to the next two highest compensated executives is evaluated.

          As stated on page 18 under Core Principles and Practices, the Committee chose not to undertake a full compensation study for FY2010 because it decided to freeze targeted compensation for the named executives, Senior Officers and other highly compensated employees in FY2010 due to the uncertain economic environment.

          As noted more fully below and in other sections of this Proxy Statement, a significant portion of the total direct compensation (defined as base salary, annual incentives and the value of stock based awards) paid to our named executive officers is aligned closely with shareholder interests, since it is based on the attainment of strategic and financial objectives which we believe drive shareholder value. Approximately 84% of our CEO’s fiscal year 2010 compensation was variable with the annual incentive payment subject to the achievement of revenue, earnings per share, and cash flow, targets weighted 30% 40%, 30% respectively, and attainment of strategic objectives; three year earnings per share and cumulative cash flow for the restricted performance share award, and in the case of the stock option grant, future increases in the Company’s stock price. For the other named executive officers, the percentages of fiscal year 2010 variable compensation opportunities ranged from 76% to 84% of total compensation. (Mr. Kippur was not granted equity in 2010, and is therefore not included in this range.) We believe that this incentive design provides strong motivation to focus on attaining results that create shareholder value.

How We Administer the Compensation Program and Link Executive Compensation to Performance

          Base Salaries. The base salaries of our named executive officers are based on a review of the competitive median marketplace for equivalent executive positions as previously discussed, and an assessment of the executive’s individual performance evaluated under our Performance Management Program by the CEO. The Company uses a Performance Management Program that measures performance against financial goals approved by the Committee as well as other quantitative and qualitative strategic objectives established at the beginning of the fiscal year. The Committee approves the objectives of the CEO, evaluates his performance and discusses its recommendation with the Board of Directors in executive session. The CEO evaluates the performance of the members of the Wiley Leadership Team/Named Executive Officers and presents his ratings and base salary recommendations to the Committee for its approval.

Base salary increases, if any, for the CEO and the other named executive officers are effective July 1 of each year.

          Annual Incentives. Annual incentives are payable for the achievement of annual financial performance goals established by the Committee and for individual performance and contributions. In fiscal year 2010, target annual incentives ranged from 75% of base salary for some executives to 135% of base salary for Mr. Pesce. For fiscal year 2010, the corporate performance measures were revenue, earnings per share and cash flow. Performance goals for individual businesses were based on revenue and EBITA. Payouts, if any, can range from 0 to 200% of the target incentive, depending on the level of achievement of financial goals and individual objectives between threshold and outstanding levels of performance. Financial goals are based upon a strategic plan presented to and approved by the Board of Directors annually.

          Financial objectives are weighted at 75% of the target award and individual strategic objectives are weighted at 25% of the target award. At the end of the performance cycle a payout factor is calculated using actual results against the target for the financial measures. This results in a payout from 0% to 200% for financial objectives. A rating from 0 to 200% is also established for performance on strategic objectives. For members of the Wiley Leadership Team reporting to the CEO, the CEO completes the ratings and strategic objectives recommendations which are then discussed with the members of the Committee. For the CEO, the evaluation is done by the Committee and discussed with the Board of Directors. The results are combined to produce an award of between 0 and 200% of the targeted award for each executive participating in the plan.

          In fiscal year 2010, on a performance basis, the Company’s revenue was at target (100%), EPS was between target and outstanding and cash flow was at the outstanding level. Based on the weighting of the three financial measures, and actual financial results relative to the threshold, target and outstanding levels of performance established at the beginning of the year, a payout of 148.6% of target for corporate financial objectives was achieved.

          Long-Term Stock Based Incentives. The long-term incentive compensation program for executives consists of restricted performance shares and stock options. These stock-based incentives are intended to align the interests of management with those of the Company’s shareholders.

          In administering this program, the Committee considers data from the Towers Watson executive compensation survey previously discussed (which utilize SFAS123R accounting value for equity), and the recommendations of the CEO, to establish the targeted equity awards (value and number of shares) for each executive. Approximately 60% of the targeted equity value is awarded in stock options and 40% of the targeted equity value is awarded in restricted performance shares. The Committee believes the combined grants of stock options and restricted performance shares provide an appropriate balance between risk and potential reward and serve as an effective retention tool for superior performers. The Committee believes that having a portion of the long-term value contingent upon achieving financial objectives that drive shareholder value is in our shareholders’ interests. For the FY 2010-2012 performance cycle, EPS and cumulative cash flow are the performance measures used. For the fiscal 2008-2010 and 2009-2011 performance cycles, a single measure, EPS, was used because these were the first full performance cycles with Blackwell incorporated, and the company was uncomfortable establishing cash flow targets with no prior cycle history. The Committee also believes that having a portion of the long-term value in stock options ensures that the executives will not receive the full targeted value unless shareholders also see a commensurate rise in the actual stock price.

•

Restricted Performance Shares. At the beginning of each fiscal year a new three year long-term incentive cycle begins. At that time, the Committee, utilizing the data and process described above, establishes the targeted number of restricted performance shares for each executive and the CEO. During the performance period, no shares are issued and consequently the executive has neither voting nor dividend rights to those shares. At the end of the three year performance cycle, actual shares are awarded based upon performance against established earnings per share and cumulative cash flow goals set at the beginning of the performance cycle. The number of shares awarded can range from 0 to 200% of the target award. Once awarded, the shares become restricted for a two year period and vest 50% on the first anniversary after the end of the performance period and 50% on the second anniversary after the end of the performance period. During the restricted period, the executives are entitled to voting and dividend rights on the shares earned. The Committee has the right to accelerate the vesting for earned shares in the case of an executive’s retirement, death, disability or upon a change of control. For the 2008-2010 performance cycle, EPS was slightly below target on a performance basis (99.4%) resulting in payout of 93.1% of restricted shares.

•

Stock Options. Option grants are generally awarded on an annual basis, have terms of ten years and generally vest 50% in the fourth year and 50% in the fifth year from the date of grant. All employees’ stock options have exercise prices that are equal to the closing price of Class A Stock as of the grant date. The grant date is five business days after the earnings release for the full fiscal year. The ultimate value of the stock option grants is aligned with increases in shareholder value and is dependent upon increases in the market price per share over and above the grant price. In fiscal year 2010, all executives, including the CEO, received approximately 60% of their targeted long-term incentive value in stock options.

•

Ownership Guidelines. The Committee believes that the ultimate goal of the long-term incentive program is to align the interests of shareholders and management. To reinforce this principle, the Committee established stock ownership guidelines for all officers participating in the long-term incentive program. Ownership guidelines are four times base salary for the CEO and two and one-half times base salary for all other officers participating in the long-term incentive program. Participants have five years in which to attain these guidelines. All but one of the executives with at least five years of service have met or exceeded their targeted shareholdings.

          Retirement and Post-Employment Benefits. All named executive officers are eligible to participate in the Company’s qualified savings and retirement plans. However, because the tax rules governing qualified retirement plans place significant limitations on the benefits which can be paid to executives, the Company has adopted three nonqualified deferred compensation plans to supplement their qualified retirement benefits. All nonqualified deferred compensation plans, including the SERP and the Excess Plan, have been brought into compliance with Section 409A of the Code in a timely manner.

•

Supplemental Executive Retirement Plan (the “SERP”). To assure that executives were provided with an adequate retirement income, in 1983 the Company implemented the SERP. The SERP provided an annual benefit for ten years based on a percentage of base salary.

In 1989, in conjunction with a review of all of the Company’s retirement plans, the SERP was enhanced (the “1989 SERP”) by adding an alternative calculation, which took into account annual cash incentives, recognizing the growing importance of annual incentives in executives’ pay packages. The change was designed to assist the Company in attracting and retaining mid-career executives.

In 2004, as part of its oversight duties in looking at the value of the total compensation and retirement benefits, the Committee directed management to survey similar SERPs to assess the appropriateness and competitiveness of the Company’s plan and to ensure that it was following the best practices. Towers Watson performed the study, finding Wiley’s SERP to be unusual in two respects: benefits were not related to service and the benefit was payable over the ten years following retirement, rather than the more typical benefit, which is calculated based on service and payable over the executive’s lifetime after retirement. Based on these findings, we asked Towers Watson to design a revised SERP which addressed these issues.

The result—the “2005 SERP”—was approved by the Board of Directors and implemented effective January 1, 2005. The 2005 SERP did not replace the 1989 SERP, but rather allowed certain active SERP participants to elect, prior to December 31, 2005, to waive participation and rights to all benefits under the 1989 SERP and instead receive all benefits for both past and future service under the 2005 SERP. The 1989 SERP was closed to new participants effective March 9, 2005. The SERPs are more fully described in the notes to the “Pension Benefits Table” on page 25.

•

Nonqualified Supplemental Benefit Plan (the “Excess Plan”). In 1986, the Excess Plan was adopted by the Board of Directors to restore benefits lost under the Retirement Plan of John Wiley & Sons, Inc. due to limitations imposed by IRS regulations.

•

Deferred Compensation Plan. In 1995, the Deferred Compensation Plan was adopted by the Board of Directors to address the needs of those executives who are not able to take full advantage of the Company’s qualified Savings Plan because of tax rules limiting contributions.

•

Post-Employment Benefits. Depending on the circumstances of their termination, the named executives are eligible to receive severance benefits in the form of base salary as a lump-sum payment, annual incentive, healthcare benefits and accelerated vesting of all equity as determined by the provisions in their employment agreements, which are discussed in detail starting on page 31. Under a dismissal without cause or Resignation for Good Reason following a change of control, base salary and target annual incentive are payable in a lump-sum amount equal to three times current base salary and target annual incentive for the CEO, and two times current base salary and target annual incentive for the other named executives. The Company believes that it serves the best interest of the Company and its shareholders to have executives focus on the business merits of mergers and acquisitions without undue concern for their personal financial outcome.

Under certain circumstances, the payments made in connection with a change in control may be considered to be “excess parachute payments” under Section 280G of the Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Code levies an excise tax on the executive receiving the payment in the amount of 20% of the excess amount. The Company will “gross-up” the executive for this excise tax if the amount of the payment exceeds the “excess parachute payment limit” by more than 15%; otherwise, the total payments made to the executive in connection with the change of control will be reduced to below the “excess parachute payment limit.”

These post-termination benefits are more fully described in the notes to the Payments upon Termination and Change of Control on page 31.

•	Perquisites and other Benefits. The Company provides perquisites and other benefits, which are generally in the range of $10,000 to $20,000, to the named executive officers. These may include financial planning and tax preparation, an allowance for business and health club memberships, parking in the headquarters building, and annual physical examinations.

Fiscal Year 2010 CEO Compensation

          In establishing Mr. Pesce’s compensation for fiscal year 2010, the Committee applied the principles outlined in this report in the same manner that they were applied to other executives. Base salary, annual incentive, and long-term incentive grant guidelines and awards were determined within the framework of the CEO’s responsibilities, individual performance and the external marketplace. In this regard, the Committee considered all of the variables and made determinations after considering all of the data.

          For fiscal year 2010, a year of economic and financial turmoil around the world, the Committee noted that under Mr. Pesce’s leadership the Company gained market share, increased earnings, generated strong free cash flow and reduced net debt. The Company achieved growth on a currency neutral basis of 4% for revenue, 15% for pretax income and 6% for EPS, after excluding intangible asset impairment and restructuring charges principally related to GIT Verlag as discussed in the company’s financial statements. The Company generated $215 million in free cash flow after making $31 million in discretionary accelerated pension contributions. In addition to these financial results, Mr. Pesce’s effective leadership of the Company is reflected in the significant progress that has been made on important strategic initiatives, including investments in enabling technology and new business models, as well as the development of internal successors for the leadership of Wiley’s three global businesses.

Mr. Pesce’s 2010 compensation consisted of the following:

	•	Base Salary. Mr. Pesce’s base salary remained at $980,000 for FY10, the same as it was in FY09.

•

Annual Incentive. In June of 2009, the Committee determined the target annual incentive award for Mr. Pesce to be 135% of base salary ($1,323,000), the same as it was in FY2009, contingent upon the achievement of financial goals and strategic objectives approved by the Committee at that meeting, consistent with the Executive Annual Incentive Plan (EAIP). Based on the Company’s aggregate performance against financial goals on a currency neutral basis as discussed above, and the Committee’s evaluation of Mr. Pesce’s performance against strategic objectives established and reviewed by the Committee, an annual incentive of $2,086,372 was awarded.

•

Long-Term Stock Based Incentives. In June of 2009, Mr. Pesce received long-term incentive awards consisting of 40,000 restricted performance shares, which will be issued in June of 2012, contingent upon the attainment of financial goals (EPS and cumulative cash flow) as discussed above, and which will vest as follows: 50% April 30, 2013, 50% April 30, 2014. It is important to note that financial results in fiscal 2012 must be achieved at the threshold level in order for any portion of this award to be earned. In addition, Mr. Pesce was awarded stock options for 200,000 shares vesting as follows: 50% on April 30, 2013 and 50% of April 30, 2014. In December of 2009, the Committee awarded Mr. Pesce a supplemental grant of 30,000 restricted shares vesting on April 30, 2011 to recognize his significant contributions to the reorganization of Wiley into three global businesses and the development of internal successors for the leadership of these businesses. These awards, along with those of other named executives, are disclosed in the tables which follow.

•

Payout of 2008 Long-Term Performance Share Award. In June of 2010, the Committee reviewed and approved the degree of achievement and award payout to Mr. Pesce for the 2008 long-term incentive program (fiscal years 2008, 2009 and 2010), which concluded on April 30, 2010. Based on the achievement of EPS at 99.4% of target on a performance basis, resulting in payout factor of 93.1%, Mr. Pesce was awarded 60,515 restricted performance shares vesting as follows: 50% April 30, 2011 and 50% April 30, 2012.

Closing Statement	The executive compensation program discussed here is based on our beliefs that:

	•	The quality of our leadership is among the most important determinants of the Company’s success;

	•	Our ability to attract and retain those industry leaders who will ensure our success requires a competitive, performance-based compensation program;

	•	Our shareholders are best served by providing our senior executives with appropriate financial rewards directly linked to the long-term success of the Company; and

	•	Our senior executives must share in the risks as well as the rewards in achieving the Company’s challenging performance goals.

We believe that the Company’s executive compensation program meets the goals and objectives discussed above.

Summary Compensation Table	Name [a]	Year [b]	Salary ($) [c]	Bonus ($) [d]	Stock Awards ($) [e]	Option Awards ($) [f]	Non- Equity Incentive Plan Compen- sation ($) [g]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [h]	All Other Compen- sation ($) [i]	Total ($) [j]

	William J. Pesce	2010	980,000	611,888	2,684,700	2,318,000	1,474,484	4,600,549	116,446	12,786,067
		2009	972,500	578,813	1,902,000	3,168,000	876,157	340,290	98,917	7,936,677
		2008	924,167	584,374	3,149,900	3,760,000	1,271,016	711,699	75,317	10,476,473

	Ellis E. Cousens	2010	600,000	165,000	1,121,280	1,506,700	668,700	1,993,102	47,650	6,102,432
		2009	562,500	178,750	570,600	1,029,600	364,238	6,908	46,124	2,758,720
		2008	515,833	229,688	581,520	1,222,000	570,938	212,057	42,051	3,374,087

	Stephen M. Smith	2010	600,396	225,000	455,520	811,300	668,700	1,273,659	420,545	4,455,120

	Bonnie E. Lieberman	2010	385,000	144,375	350,400	579,500	540,396	1,490,961	46,302	3,536,934
		2009	382,500	144,375	475,500	792,000	416,739	245,269	43,522	2,499,905
		2008	366,667	111,000	484,600	940,000	193,210	504,012	39,785	2,639,274

	Stephen A. Kippur	2010	510,000	140,250	298,667	—	629,787	1,255,768	56,847	2,891,320
		2009	506,667	153,000	475,500	871,200	84,437	67,006	53,733	2,211,543
		2008	464,583	171,500	484,600	1,034,000	173,736	506,732	51,060	2,886,211

(c):

The 2010 amount reported in this column for Mr. Smith includes £33,194.36 in base salary paid for the month of May 2009, converted to US dollars using the May 2009 average exchange rate of £1=US$1.5182, plus $550,000 paid ratably for the months of June through April.

(d) and (g):

The total annual incentive for 2010 is divided between columns (d) and (g). The amount shown in column (g) was earned based on the achievement of pre-established corporate and business financial measures—including revenue, profit and cash flow—approved by the Committee. The amount shown in column (d) is the portion of the annual incentive that was approved by the Committee based on achievement of strategic milestones that are designed to drive improved performance for the Company in the future.

(e):

The amounts reported in this column for Messrs. Pesce, Cousens, Smith and Ms. Lieberman include restricted performance shares granted under the Company’s 2004 Key Employee Stock Plan. These amounts represent the value at the grant date based on the probable outcome of the performance conditions under the awards. Additionally, a grant of restricted stock for Mr. Pesce, awarded under the 2009 Key Employee Stock Plan, is included. To calculate the fair value of awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation. Refer to Notes 2 and 15 in the Notes to the Consolidated Financial Statements in the Company’s 2010 Annual Report for the assumptions used in determining FAS ASC Topic 718, Stock Compensation values. The amount shown for Mr. Kippur includes the target value of a cash-settled phantom share award, in lieu of equity granted. The amount that is ultimately paid out will reflect the increase/decrease in the April 30, 2011 stock price.

(f):

The amounts reported in this column include stock options granted under the Company’s 2004 Key Employee Stock Plan. The assumptions used to calculate the stock option award values are in accordance with FASB ASC Topic 718, Stock Compensation. Refer to Notes

2 and 15 in the Notes to the Consolidated Financial Statements in the Company’s 2010 Annual Report for the assumptions used in determining FASB ASC Topic 718, Stock Compensation values. The amounts listed do not necessarily reflect the level of compensation that may be realized by our named executive officers.

Option Exercises and Stock Vested Table – 2010 Proxy Report	(h):

Represents the aggregate change in actuarial present value of the executive’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from April 30, 2009 to April 30, 2010. Note that the aggregate present values shown in the 2008 Pension Benefits Table for the SERP and Excess Plan were based on estimated annual incentive amounts. If the final annual incentive amounts were used, the aggregate present value for the named executive officers’ nonqualified defined benefit pension plans as of April 30, 2009, in total (SERP plus the Excess Plan), would have been for Messrs. Pesce, Cousens, Smith, Kippur and Ms. Lieberman: respectively. The aggregate change in present value reflected in this column was significantly impacted by a 1.7% decrease in the mandated discount rate, not any change in the Plans’ formula or accural rates, and based on the final April 30, 2009 values shown in this note rather than the estimated values reflected in the 2009 Pension Benefits Table.

	(i):		All Other Compensation includes the following in 2010:

		•	Accrued dividends on non-vested restricted stock for Messrs. Pesce, Cousens, Smith, Kippur and Ms. Lieberman valued at $66,048, $17,982, $4,277, $14,984, and $14,984, respectively.

•

Employer contributions to the Company 401(k) plan and Deferred Compensation Plan (for Messrs. Pesce, Cousens, Smith and Kippur and Ms. Lieberman are valued at $28,518, 6,990, 6,621 and $14,994, $10,165 respectively.)

•

Perquisites (financial planning, club membership fees, parking benefits) for Messrs. Pesce, Cousens, Smith, Kippur and Ms. Lieberman, valued at $13,575, $14,030, $9,030, $15,867 and $13,575, respectively).

Reimbursement for moving expenses for Mr. Smith valued at $83,735. In addition, the Company has agreed to cover Mr. Smith’s US housing for a 2-year period as he transitions his family from the UK to the US. In FY 2010, the housing expenses amounted to $165,000.

Grants of Plan-Based Awards Table		•

Messrs. Pesce, Cousens, Smith, Kippur and Ms. Lieberman received reimbursement for taxes on the value of all perquisites in the amounts of $8,305, $8,648, $151,883, $11,002 and $7,578, respectively. Mr. Smith’s reimbursement includes taxes on the value of the housing paid and on his moving expenses).

								All Other Stock Awards: Number of Shares of Stock or Units (#) [i]	All Other Option Awards: Number of Securities Underlying Options (#) [j]	Exercise or Base Price of Option Awards ($/Sh) [k]	Grant Date Fair Value of Stock and Option Awards ($) [l]

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name [a]	Grant Date [b]	Threshold ($) [c]	Target ($) [d]	Maximum ($) [e]	Threshold (#) [f]	Target (#) [g]	Maximum (#) [h]

William J. Pesce	6/25/09				10,000	40,000	80,000	30,000	200,000	35.04	5,002,700
Ellis E. Cousens	6/25/09				8,000	32,000	64,000		130,000	35.04	2,627,980
Stephen M. Smith	6/25/09				3,250	13,000	26,000		70,000	35.04	1,266,820
Bonnie E. Lieberman	6/25/09				2,500	10,000	20,000		50,000	35.04	929,900
Stephen A. Kippur	6/25/09		298,667						—	—	—

(d)

Represents the target value of a cash-settled phantom share award, in lieu of equity granted. The amount that is ultimately paid out will reflect the increase/decrease in the April 30, 2011 stock price.

(f) to (h):

Represents the restricted performance share awards granted for the 2010 through 2012 performance period pursuant to the 2004 Key Employee Stock Plan. Financial performance measures and relative weighting of each performance measure, as well as the threshold, target and outstanding levels of performance, are set at the beginning of the three-year plan cycle. Earnings per share and cumulative free cash flow are the performance measures used for the FY2010-12 performance cycle, weighted at 60% and

40%, respectively. No long-term incentive is payable unless the threshold performance level is reached for one of the performance measures. The restricted performance shares, if earned, vest as to 50% on April 30, 2013 and the remaining 50% on April 30, 2014.

(i)	Includes a one-time restricted stock grant for Mr. Pesce that will vest 100% on April 30, 2011, as described in the Compensation Discussion & Analysis section.

(j):

Option grants are awarded on an annual basis, have terms of ten years and generally vest 50% in the fourth year and 50% in the fifth year from the date of grant. All employees’ stock options have exercise prices that are equal to the grant date closing market price of Class A Stock. In fiscal 2010 all executives received approximately 60% of their targeted long-term incentive in stock options.

(k):	The closing stock price on June 25, 2009. The exercise price of all stock options may not be less than 100% of the fair market value of the stock on the date of grant.

(l):

The grant date fair value of the restricted performance shares, restricted stock (for Mr. Pesce) and stock options is computed in accordance with FASB ASC Topic 718, Stock Compensation. The grant date fair value of the restricted performance share awards is based on a $35.04 stock price. The fair value disclosed in this column for the restricted performance shares represents the total fair value of those awards at the target level. Maximum value payouts are 200% of target, and will only occur if the Company reaches preset “outstanding” performance benchmarks. The grant date fair value of stock option awards is based on a $11.59 Black-Scholes value. The grant date fair value of the restricted stock award for Mr. Pesce is based on a $42.77 stock price. Refer to Note 15 in the Notes to the Consolidated Financial Statements in the Company’s 2010 Annual Report for the assumptions made in determining FASB ASC Topic 718, Stock Compensation values.

Outstanding Equity Awards at Fiscal Year End
		Option Awards						Stock Awards

	Name	Number of Securities Under- lying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	William J. Pesce	68,000				$25.32	6/17/13	37,156	(1)	1,570,584
		200,000				$31.89	6/22/14	60,515	(2)	2,557,969
		185,000				$38.55	6/21/15	30,000	(5)	1,268,100	40,000	(3)	1,690,800
			5,000			$33.05	6/21/16				40,000	(4)	1,690,800
			995,000	(1)		$33.05	6/21/16
			200,000	(2)		$48.46	6/27/17
			200,000	(3)		$47.55	6/25/18
			200,000	(4)		$35.04	6/24/19

	Ellis E. Cousens	55,000				$25.32	6/17/13	11,147	(1)	471,184
		60,000				$31.89	6/22/14	11,172	(2)	472,240
		60,000				$38.55	6/21/15				12,000	(3)	507,240
		30,000				$33.05	6/21/16				32,000	(4)	1,352,640
			30,000	(1)		$33.05	6/21/16
			65,000	(2)		$48.46	6/27/17
			65,000	(3)		$47.55	6/25/18
			130,000	(4)		$35.04	6/24/19

	Stephen M. Smith	17,026				$24.95	6/19/12	3,716	(1)	157,075
		16,920				$25.32	6/17/13	4,655	(2)	196,767
		17,205				$31.89	6/22/14				5,000	(3)	211,350
		17,205				$38.55	6/21/15				13,000	(4)	549,510
		11,470				$33.05	6/21/16
			11,470	(1)		$33.05	6/21/16
			28,675	(2)		$48.46	6/27/17
			28,675	(3)		$47.55	6/25/18
			70,000	(4)		$35.04	6/24/19

	Bonnie E. Lieberman	37,000				$24.95	6/19/12	9,289	(1)	392,646
		40,000				$25.32	6/17/13	9,310	(2)	393,534
		50,000				$31.89	6/22/14				10,000	(3)	422,700
		50,000				$38.55	6/21/15				10,000	(4)	422,700
		25,000				$33.05	6/21/16
			25,000	(1)		$33.05	6/21/16
			50,000	(2)		$48.46	6/27/17
			50,000	(3)		$47.55	6/25/18
			50,000	(4)		$35.04	6/24/19

	Stephen A. Kippur	55,000				$38.55	6/21/15	9,289	(1)	392,646
		27,500				$33.05	6/21/16	9,310	(2)	393,534
			27,500	(1)		$33.05	6/21/16				10,000	(3)	422,700
			55,000	(2)		$48.46	6/27/17
			55,000	(3)		$47.55	6/25/18

(1)	Remaining 50% of award vests on April 30, 2011

(2)	Award vests 50% on April 30, 2011 and 50% on April 30, 2012

(3)	Award vests 50% on April 30, 2012 and 50% on April 30, 2013, subject to attainment of performance objectives.

(4)	Award vests 50% on April 30, 2013 and 50% on April 30, 2014, subject to attainment of performance objectives.

(5)	Award vests 100% on April 30, 2011

(e):	The exercise price of all stock options may not be less than 100% of the fair market value of the stock on the date of grant.

(f):	Stock options have a term of 10 years.

(g):

Represents the remaining half of the restricted performance shares earned for the 2007 to 2009 long-term incentive cycle which will vest on April 30, 2011, and all of the shares earned for the 2008 to 2010 long-term incentive cycle half of which will vest on April 30, 2011 and half of which will vest on April 30, 2012.

(i):

Represents the target number of restricted performance shares granted but yet-to-be earned for the 2009-2011 and 2010-2012 long-term incentive cycles. The 2009-2011 shares, if earned, will vest half on April 30, 2012 and half on April 30, 2013. The 2010-2012 shares, if earned, will vest half on April 30, 2013 and half on April 30, 2014.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting (e)

William J. Pesce	426,000	$7,855,576.06	65,786	$2,780,774.22
Ellis E. Cousens	125,000	$2,488,578.58	20,963	$886,106.01
Stephen Smith	35,000	$648,765.00	6,169	$260,764.00
Bonnie Lieberman	77,000	$1,461,453.60	17,469	$738,414.63
Stephen A. Kippur	55,000	$545,017.00	17,469	$738,414.63

(c):	The value realized on exercise represents the excess of the fair market value of the underlying securities purchased on the date of exercise over the exercise price contained in the option.

(d):

Vesting of half each of the restricted performance shares earned from the 2006-08 and 2007-09 Executive long-term incentive programs on April 30, 2010, granted pursuant to the 2004 Key Employee Stock Plan.

(e):

The value realized on the vesting of restricted stock awards represents the value of stock no longer subject to a risk of forfeiture or other restrictions, obtained by multiplying the number of shares of stock released from such restrictions by the fair market value of those shares on April 30, 2010.

Pension Benefits Table
	Name [a]	Plan [b]	Number of Years Credited Service (#) [c]	Present Value of Accumulated Benefit ($) [d]	Payments During Last Fiscal Year ($) [e]

	William Pesce	Qualified Plan	21	609,780	0
		Excess Plan	21	2,028,498	0
		SERP	21	10,275,268	0
	Ellis Cousens	Qualified Plan	9	255,730	0
		Excess Plan	9	874,622	0
		SERP	9	3,850,432	0
	Stephen M. Smith	Qualified Plan	8	165,910	0
		Excess Plan	8	124,145	0
		SERP	18	344,925	0
		UK Plan	10	1,377,891
		UK SERP	10	1,461,273
	Stephen Kippur	Qualified Plan	31	1,105,212	0
		Excess Plan	31	1,350,157	0
		SERP	31	3,853,958	0
	Bonnie Lieberman	Qualified Plan	20	669,034	0
		Excess Plan	20	555,477	0
		SERP	20	3,179,865	0

(c):	Credited service is limited to 35 years for all purposes under the Qualified and Excess Plans and the SERP.

The named executives are entitled to retirement benefits under three defined benefit plans of the Company: The Employees Retirement Plan of John Wiley & Sons, Inc. (the “Qualified Plan”), the Nonqualified Supplemental Retirement Plan (the “Excess Plan”), and the Supplemental Executive Retirement Plan (the “SERP”).

          The amounts shown in the table above for all plans represent the actuarial present values of the executive’s accumulated benefits accrued as of April 30, 2010, calculated using the same assumptions in footnote [14] of the Company’s financial statements, except that the SERP benefit for Messrs. Pesce and Cousens calculated under the 1989 SERP has no mortality assumption and under the 1989 and 2005 SERP, no recognition of future salary increases or pre-retirement mortality.

          A description of each plan follows:

The Employees Retirement Plan of John Wiley & Sons, Inc. (the Qualified Plan)

          The Company sponsors a qualified defined benefit pension plan to provide retirement benefits to U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting certain eligibility requirements. Prior to January 1, 2005, benefits under the Qualified Plan provided for annual normal benefits payable at normal retirement age of 65 based on certain factors times average final compensation times years of service not to exceed 35 (the “Previous Benefit Formula”).

          Effective January 1, 2005 the Qualified Plan formula was revised to provide covered participants with enhanced future benefits. After January 1, 2005, benefits are calculated as the sum of:

•	a frozen benefit as of December 31, 2004, calculated under the Previous Benefit Formula, plus

•	an annual benefit earned for benefit service after January 1, 2005. The amount of each year’s accrual is the sum of:

	o	total annual compensation (annual base salary, plus 100% of bonus) for the year up to and including 80% of that year’s Social Security Wage Base times 1.0%, plus

	o	total annual compensation for the year in excess of 80% of that year’s Social Security Wage Base times 1.3%.

          The plan recognizes a maximum of 35 years of benefit service. If the total benefit service is greater than 35 years at age 65, the benefit will be equal to the 35 consecutive years of benefit accruals that produce the highest combined amount.

          The plan provides for retirement as early as age 55 with ten years of service. The age 65 benefit is reduced by 4% per year for each year less than 65, unless a participant has 20 years of service, in which case the participant can retire as early as age 62 without an early retirement reduction.

          The frozen benefit calculated under the Previous Benefit Formula for the combined Qualified Plan and the Excess Plan described below for Messrs. Pesce, Cousens, Smith, Kippur, and Ms. Lieberman is $88,581, $35,074, $17,480, $139,824, and $46,108, respectively.

          Messrs. Pesce, Smith, Kippur, and Ms. Lieberman are eligible for early retirement under this plan.

The Nonqualified Supplemental Retirement Plan (the Excess Plan)

          The Excess Plan provides benefits that would otherwise be denied participants by reason of certain Code limitations on the tax-qualified benefit. In addition, the Excess Plan provides benefits to certain individuals which arise from additional service credit granted for previous employment with acquired companies.

          Average final compensation and total annual compensation are determined under the Excess Plan in the same manner as under the Qualified Plan, except that a participant’s compensation is not subject to the limitations under the Code. Years of service under the Qualified Plan and the Excess Plan are the number of years and months, limited to 35 years, worked for the Company and its subsidiaries after attaining age 21.

          Messrs. Pesce, Smith, Kippur, and Ms. Lieberman are eligible for early retirement under this plan.

Supplemental Executive Retirement Plan (the SERP)

          In March 2005, the Board froze participation in the existing 1989 SERP and adopted the 2005 SERP. All active participants in the 1989 SERP, except those who were directors, 5% owners or who were within two years of the normal retirement age of 65, were given the option, prior to December 31, 2005, to waive their right to all benefits under the 1989 SERP and receive benefits under the 2005 SERP in consideration of that waiver. Four participants elected to do so, including Mr. Kippur, and Ms. Lieberman. Mr. Pesce and Mr. Cousens remain in the 1989 SERP.

          The benefit under the 1989 SERP is the higher of the “primary” or the “additional” benefit.

•

The primary benefit consists of ten annual payments commencing at retirement (at or after age 65) determined by multiplying the participant’s base salary rate at retirement by 2.5, reducing the result by $50,000 and dividing the remainder by five. The plan also provides for an alternative early retirement benefit for participants who retire after age 55 with five years of service, a reduced payment for participants whose employment is terminated prior to age 65 other than on account of death (and who do not qualify for early retirement) and a survivor benefit for the beneficiaries of a participant who dies prior to age 65 while employed by the Company or an affiliate.

•

The additional benefit provides participants with a guaranteed total annual retirement benefit beginning at age 65 for ten years of 50%, 55%, or 65% (the “Applicable Percentage”) of average compensation, defined as base salary and annual incentive, over the executive’s highest three consecutive years. This amount is reduced by the retirement benefits under the Qualified Plan, the Excess Plan and the primary benefit above. The Applicable Percentage for Messrs. Pesce and Cousens is 65%, and 55%, respectively.

          The 2005 SERP provides a lifetime annual benefit determined by multiplying the executive’s average compensation over the highest three consecutive years times a service factor, which is the sum of years of service up to 20 years times 2%, plus years of service in excess of 20 times 1%, to a maximum of 35 years total. The 2005 SERP provides a reduced early retirement benefit for participants calculated in the same manner as the 1989 plan. The participant may elect to receive his or her benefit in the form of a joint and survivor benefit on an actuarial equivalent basis. All other terms of the 2005 SERP are substantially the same as the 1989 SERP.

          Messrs. Pesce, Cousens, Smith, Kippur, and Ms. Lieberman are eligible for early retirement under this plan.

Nonqualified Deferred Compensation (NQDC) Table	Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

	William J. Pesce	456,091	21,168	1,280,014	0	4,329,962
	Ellis E. Cousens	12,000	0	105	0	12,105
	Stephen M. Smith	12,000	0	103	0	12,103
	Stephen A. Kippur	17,232	7,644	18,549	0	322,994
	Bonnie E. Lieberman	158,423	2,468	102,688	0	753,674

          Participants in the company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) may elect to defer up to 25% of their base salary, or up to 100% of their annual cash incentive compensation.

          If the participant’s Company matching contributions under the Employees’ Savings Plan are restricted due to code contribution or compensation limitations, he/she is eligible to receive a Company matching contribution of up to 3% of base salary deferred under the NQDC Plan.

          Participants designate one or more investment funds which are used to measure the income credited to their account. Although not required to do so, the Company has elected to invest the funds deferred under the plan substantially as directed by the participants. The funds available for the last fiscal year and their returns for the year are shown below:

Vanguard VIF Money Market	0.29%
Fidelity VIP Investment Grade Bond Svc	15.69%
T. Rowe Price Personal Strategy Balanced	33.73%
American Funds IS Growth-Income 2	35.25%
Fidelity VIP Equity Income Svc	44.53%
Fidelity VIP Index 500 Initial	38.88%
Janus Aspen Forty Svc	34.82%
Fidelity VIP Mid Cap Svc	45.79%
Oppenheimer VA Main Street Samll Cap NS	44.31%
Gartmore NVIT International Growth I	34.91%
Northwestern Mutual Life Insurance	6.40%

          Account balances under the NQDC Plan are distributed to participants in accordance with their individual elections made at the time of the deferral election. Participants may elect to receive their contributions on a designated date or upon separation of service, subject to the restrictions of Section 409A of the Code. Distributions on account of termination or retirement are paid in 15 equal annual installments and distributions occurring as of a designated date prior to termination are paid in a lump sum.

Amounts in column (b) are included in columns (c), (d), and (g) on the Summary Compensation Table.

Payments upon Termination and Change of Control	William J. Pesce

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$2,940,000	$2,940,000
Severance — Annual Incentive	$0	$0	$3,989,000	$3,969,000
Prorated Annual Incentive	$0	$0	$2,086,372	$1,323,060
ELTIP — Restricted Performance Shares	$0	$0	$3,381,600	$3,381,600
Restricted Stock (Performance Shares Earned but Not Vested)(5)	$4,128,553	$4,128,553	$4,128,553	$4,128,553
Restricted Stock (Special grant to CEO)(6)	$1,268,100	$1,268,100	$1,268,100	$1,268,100
Stock Options(1)	$0	$0	$0	$2,321,900
Benefits(2)	$0	$0	$34,569	$34,569
SERP(3)	$9,473,667	$9,473,667	$9,473,667	$12,990,924
Excess Plan(3)	$2,087,811	$2,087,811	$2,087,811	$2,087,811
Qualified Plan(3)	$643,590	$643,590	$643,590	$643,590
NQDC(4)	$4,329,962	$4,329,962	$4,329,962	$4,329,962
280G Tax Gross-up	$0	$0	$0	$0

Total:	$21,931,683	$21,931,683	$34,343,224	$39,419,009

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2010 closing stock price ($42.27).

(2)	Presumes benefits are similar to those available to salaried employees and therefore do not need to be disclosed, except for in the dismissal columns.

(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for May 2010), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are as follow:

Qualified: $47,822/year as a life annuity
Excess: $155,135/year as a life annuity
SERP: $1,155,283/year as a 10 year certain

(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

(5)	Vesting accelerates in all 4 termination scenarios since the executive is above age 55 and has at least 10 years of service.

(6)	Relates to one-off special restricted shares grant to the CEO.

Ellis E. Cousens

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$900,000	$1,200,000
Severance — Annual Incentive	$0	$0	$0	$1,200,000
Prorated Annual Incentive	$0	$0	$0	$600,000
ELTIP – Restricted Performance Shares	$0	$0	$0	$1,859,880
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$943,424
Stock Options(1)	$0	$0	$0	$1,216,500
Benefits(2)	$0	$0	$24,452	$32,603
SERP(3)	$3,539,159	$3,539,159	$3,539,159	$5,138,956
Excess Plan(3)	$914,076	$914,076	$914,076	$914,076
Qualified Plan(3)	$273,798	$273,798	$273,798	$273,798
NQDC	12,105	12,105	12,105	12,105
280G Tax Gross-up	$0	$0	$0	$1,518,682

Total:	$4,739,138	$4,739,138	$5,363,590	$14,910,024

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2010 closing stock price ($42.27).

(2)	Presumes benefits are similar to those available to salaried employees and therefore do not need to be disclosed, except for in the dismissal columns.

(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for May 2010), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are as follow:

Qualified: $20,068/year as a life annuity
Excess: $66,907/year as a life annuity
SERP: $431,589/year as a 10 year certain

(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

Stephen A. Kippur

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$1,020,000	$1,020,000
Severance — Annual Incentive	$0	$0	$1,020,000	$1,020,000
Prorated Annual Incentive	$0	$0	$770,035	$510,000
ELTIP — Restricted Performance Shares	$0	$0	$422,700	$422,700
Restricted Stock (Performance Shares Earned but Not Vested)(5)	$786,180	$786,180	$786,180	$786,180
Stock Options(1)	$0	$0	$0	$253,550
Benefits(2)	$0	$0	$23,046	$23,046
SERP(3)	$3,753,403	$3,753,403	$3,753,403	$3,753,403
Excess Plan(3)	$1,423,172	$1,423,172	$1,423,172	$1,423,172
Qualified Plan(3)	$1,184,886	$1,184,886	$1,184,886	$1,184,886
NQDC(4)	$322,994	$322,994	$322,994	$322,994
280G Tax Gross-up	$0	$0	$0	$0

Total:	$7,470,635	$7,470,635	$10,726,416	$10,719,930

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2010 closing stock price ($42.27).

(2)	Presumes benefits are similar to those available to salaried employees and therefore do not need to be disclosed, except for in the dismissal columns.

(3)	Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for May 2010), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are as follow:

Qualified: $95,562/year as a life annuity Excess: $114,780/year as a life annuity SERP: $302,715/year as a 10 year certain

(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

(5)	Vesting accelerates in all 4 termination scenarios since the executive is above age 55 and has at least 10 years of service.

Stephen M. Smith
Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$1,200,000	$1,200,000
Severance — Annual Incentive	$0	$0	$0	$1,200,000
Prorated Annual Incentive	$0	$0	$0	$600,000
ELTIP — Restricted Performance Shares	$0	$0	$0	$760,860
Restricted Stock (Performance Shares Earned but Not Vested)(5)	$353,842	$353,842	$353,842	$353,842
Stock Options(1)	$0	$0	$0	$611,853
Benefits(2)	$0	$0	$32,603	$32,603
SERP(3)	$356,860	$356,860	$356,860	$2,271,613
Excess Plan(3)	$1,502,219	$1,502,219	$1,502,219	$1,502,219
Qualified Plan(3)	$1,206,524	$1,206,524	$1,206,524	$1,206,524
NQDC(4)	$12,103	$12,103	$12,103	$12,103
280G Tax Gross-up	$0	$0	$0	$1,330,072

Total:	$3,431,548	$3,431,548	$4,664,151	$11,081,690

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2010 closing stock price ($42.27).

(2)	Presumes benefits are similar to those available to salaried employees and therefore do not need to be disclosed, except for in the dismissal columns.

(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for May 2010), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are as follow:

Qualified: $53,731/year as a life annuity Excess: $105,609/year as a life annuity SERP: $25,088/year as a 10 year certain

(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

(5)	Vesting accelerates in all 4 termination scenarios since the executive is above age 55 and has at least 10 years of service.

Bonnie E. Lieberman
Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$770,000	$770,000
Severance — Annual Incentive	$0	$0	$0	$770,000
Prorated Annual Incentive	$0	$0	$0	$385,000
ELTIP — Restricted Performance Shares	$0	$0	$0	$845,400
Restricted Stock (Performance Shares Earned but Not Vested)(5)	$786,180	$786,180	$786,180	$786,180
Stock Options(1)	$0	$0	$0	$592,000
Benefits(2)	$0	$0	$23,046	$23,046
SERP(3)	$2,857,942	$2,857,942	$2,857,942	$3,473,629
Excess Plan(3)	$513,650	$513,650	$513,650	$513,650
Qualified Plan(3)	$630,315	$630,315	$630,315	$630,315
NQDC(4)	$753,674	753,674	$753,674	$753,674
280G Tax Gross-up	$0	$0	$0	$0

Total:	$5,541,761	$5,541,761	$6,334,806	$9,542,893

	(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2010 closing stock price ($42.27).

	(2)	Presumes benefits are similar to those available to salaried employees and therefore do not need to be disclosed, except for in the dismissal columns.

(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for May 2010), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are as follow:

Qualified: $49,295/year as a life annuity Excess: $40,171/year as a life annuity SERP: $223,511/year as a 10 year certain

	(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

	(5)	Vesting accelerates in all 4 termination scenarios since the executive is above age 55 and has at least 10 years of service.

          The preceding tables—Potential Payments upon Termination or Change of Control—show the payments and benefits our named executives would receive in connection with a variety of employment termination scenarios and upon a change of control. For the named executive officers, the information assumes the terminations and change of control occurred on April 30, 2010. All of the payments and benefits described below would be provided by the Company or its affiliates.

The tables do not include amounts such as base salary, annual incentives and stock awards the named executive officers earned due to employment through April 30, 2010.

Retirement

          Under the 2004 and 2009 Key Employee Stock Plan, the Committee may elect to accelerate the vesting of performance stock which has been earned but not vested for a retiring executive. Payout for current cycles will be made in shares following the end of the performance cycle.

Dismissal (absent a CoC)	The named officers and certain other executives are covered by employment agreements which provide for the following:

		•	Severance—base salary: Mr. Pesce—36 months; Messrs. Smith and Kippur and Ms. Lieberman—24 months; Mr. Cousens—18 months.

		•	Severance—annual target incentive—Mr. Pesce—3 years; Mr. Kippur—2 years.

•

Restricted Performance Shares—Mr. Pesce—accelerated vesting of all earned Restricted Performance Shares for completed cycles; payout for current performance cycles will be made in shares following the end of the performance cycles. Mr. Kippur—accelerated vesting of any earned Restricted Performance Shares for the plan cycles which ends within 12 months of termination.

		•	Company-paid health and welfare benefits, for their respective severance periods: Mr. Pesce—36 months; Messrs. Smith and Kippur and Ms. Lieberman—24 months; Mr. Cousens and Ms. Lieberman—18 months.

Dismissal without Cause or Resignation for Good Reason (following CoC)

          The named officers and certain other executives are covered by employment agreements which provide for the following, in the event of dismissal without cause or resignation for Good Reason following a change of control, as defined:

		•	Severance—base salary: Mr. Pesce—36 months; Messrs. Cousens, Smith, Kippur and Ms. Lieberman—24 months.

		•	Severance—annual target incentive—Mr. Pesce—3 years; Messrs, Cousens, Smith, Kippur and Ms. Lieberman—2 years.

		•	Company-paid health and welfare benefits for their respective severance periods

•

A lump-sum payment under the 1989 or 2005 SERP, equal to the present value of the benefit to which the participant would have been entitled if he/she had attained age 65 and retired on the date of such termination of employment.

		•	A lump-sum payment of the accrued benefit under the Excess Plan.

		•	Immediate payment of the current balance of the NQDC Plan.

•

If the total payments to the executive are deemed to be “excess parachute payments” under Section 280G of the Code, an excise tax will be levied on the executive receiving the payment in the amount of 20% of the excess amount. The Company will “gross-up” the executive for this excise tax if the amount by which the payment exceeds the “excess parachute payment limit” by more than 15%; otherwise, the total payments made to the executive in connection with the change of control will be reduced to below the “excess parachute payment limit.”

Upon a “change of control”, as defined, under the 2004 and 2009 Key Employee Stock Plan,

	•	All outstanding options shall become immediately exercisable up to the full number of shares covered by the option.

	•	All outstanding target restricted performance shares shall become immediately vested.

	•	All shares of restricted stock that would otherwise remain subject to restrictions shall be free of such restrictions.

          “Change of Control” shall mean an event which shall occur if there is: (i) a change in the ownership of the Company; (ii) a change in the effective control of the Company; or (iii) a change in the ownership of a substantial portion of the assets of the Company.

          For purposes of this definition, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

          A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

          A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Company, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

Report of the Audit Committee	The following is the report of the Audit Committee of John Wiley & Sons, Inc. with respect to the Company’s audited financial statements for the fiscal year ended April 30, 2010.

          The Audit Committee is responsible for oversight of the Company’s accounting, auditing and financial reporting process on behalf of the Board of Directors. The Committee consists of three members who, in the judgment of the Board of Directors, are independent and financially literate, as those terms are defined by the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors has determined that all the members of the Committee satisfy the financial expertise requirements and have the requisite experience to be designated “audit committee financial experts” as that term is defined by the rules of the SEC and NYSE.

          Management has the primary responsibility for the preparation, presentation and integrity of the financial statements of the Company; for maintaining appropriate accounting and financial reporting policies and practices; and for internal controls and procedures designed to assure compliance with generally accepted US accounting standards and applicable laws and regulations. The Committee is responsible for the oversight of these processes. In this fiduciary capacity, the Committee has held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results for the fiscal year ended April 30, 2009. Management has represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted US accounting principles. The Committee has discussed with the independent auditors significant accounting principles and judgments applied by management in preparing the financial statements as well as alternative treatments. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          The Audit Committee has had discussions with, and received regular status reports from, the independent auditors and the Vice President of Internal Audit regarding the overall scope and plans for their audits of the Company, including their scope and plans over management’s assessment of the effectiveness of internal control over financial reporting. The independent auditors provided the Audit Committee with written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions With Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

          The Committee also considers whether providing non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee has adopted a policy of pre-approving all audit and non-audit services performed by the independent auditors. The Audit Committee may delegate authority to one or more of its members to grant pre-approvals of non-audit services, provided that the pre-approvals are presented to the Audit Committee for ratification at its next scheduled meeting.

          Persons with complaints or concerns about accounting, internal controls or auditing matters may contact the Audit Committee by addressing a letter to: Chairman of the Audit Committee, John Wiley & Sons, Inc., P. O. Box 1569, Hoboken, NJ 07030-5774.

          Based upon the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, as filed with the Securities and Exchange Commission.

Audit Committee

Matthew S. Kissner, Chairman, Richard M. Hochhauser, Kalpana Raina

Fees of Independent Auditor

Audit Fees

          Total aggregate fees billed by KPMG LLP (“KPMG”) for professional services in connection with the audit and review of the Company’s Consolidated Financial Statements, and statutory audits of the Company’s international subsidiaries were $2,142,000 and $2,469,500 in fiscal years 2010 and 2009, respectively.

Audit Related Fees

          The aggregate fees billed for audit related services, including due diligence related to acquisitions, employee benefit plan audits and consultation on acquisitions were $119,000 and $79,700 in fiscal years 2010 and 2009, respectively.

Tax Fees

          The aggregate fees billed for services rendered by KPMG tax personnel, except those services specifically related to the audit of the financial statements, were $261,000 and $286,306 in fiscal years 2010 and 2009, respectively. Such services include tax planning, tax return reviews, advice related to acquisitions, tax compliance and compliance services for expatriate employees.

Other Non-Audit Fees

The aggregate non-audit fees were $0 and $0 in fiscal years 2010 and 2009, respectively.

The Audit Committee has advised the Company that in its opinion the services rendered by KPMG LLP are compatible with maintaining their independence.

Ratification of the Appointment of Independent Public Accountants

          The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditor. On June 16, 2010, the Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent auditors for fiscal year 2011. Although the Company is not required to do so, we are submitting the selection of KPMG for ratification by the shareholders because we believe it is a matter of good corporate practice.

          The Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Unless contrary instructions are noted thereon, the proxies will be voted in favor of the following resolution, which will be submitted at the Annual Meeting:

“RESOLVED, that the appointment by the Audit Committee of KPMG LLP as independent public accountants for the Company for the fiscal year ending April 30, 2011 be, and it hereby is, ratified.”

          In the event that the foregoing proposal is defeated, the adverse vote will be considered by the Audit Committee in its selection of auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending April 30, 2011 will be permitted to stand unless the Audit Committee finds other good reason for making a change. If the proposal is adopted, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the fiscal year if it believes that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of independent public accountants.

Manner and Expenses of Solicitation

          Since many of our shareholders are unable to attend the Annual Meeting, the Board solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

          Shareholders of record can vote, and save the Company expense, by using the Internet or by calling the toll-free telephone number printed on the proxy card. Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

          If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from such record holder. The availability of Internet and telephone voting will depend on their voting procedures.

          If you do vote by Internet or telephone, it will not be necessary to return your proxy card. If you do not choose to vote using these two options, you may return your proxy card, properly signed, and the shares will be voted in accordance with your directions. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If no choices are specified, the shares represented by that proxy card will be voted as recommended by the Board.

          If a shareholder does not return a signed proxy card, vote by the Internet, by telephone or attend the Annual Meeting and vote in person, his or her shares will not be voted. Any shareholder giving a proxy (including one given by the Internet or telephone) has the right to revoke it at any time before it is exercised by giving notice in writing to the Secretary of the Company, by delivering a duly executed proxy bearing a later date to the Secretary (or by subsequently completing a telephonic or Internet proxy) prior to the Annual Meeting of Shareholders, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

The Company will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or facsimile, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of common stock in their names will be reimbursed for their reasonable out-of-pocket expenses in forwarding proxy material to their principals.

Electronic Delivery of Materials

          The 2010 Notice of Annual Meeting, Proxy Statement and Annual Report are available on our website at https://materials.proxyvote.com/968223. Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Selecting this option will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. Shareholders of record and beneficial owners may enroll in the electronic proxy delivery service at any time in the future by going to our enrollment site at http://enroll.icsdelivery.com/jwa and following the enrollment instructions.

Deadline for Submission of Shareholders Proposals

          If a shareholder intends to present a proposal for action at the 2011 Annual Meeting and wishes to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by April 8, 2011. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

          If a shareholder submits a proposal outside of Rule 14a-8 for the 2011 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by our By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Company’s Board to vote on the proposal.

          Our By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board. In general, written notice of a shareholder proposal or a director nomination for an annual meeting must be received by the Secretary of the Company no later than May 19, 2011, and must contain specified information and conform to certain requirements, as set forth in greater detail in the By-Laws. If the Company’s presiding officer at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard such proposal or nomination.

Proposals and nominations should be addressed to Corporate Secretary, John Wiley & Sons, Inc., 111 River Street, Mail Stop 9-012, Hoboken, New Jersey 07030-5774.

Other Matters

          The Company has not received notice from any shareholder of its intention to bring a matter before the 2010 Annual Meeting. At the date of this Proxy Statement, the Board of Directors does not know of any other matter to come before the meeting other than the matters set forth in the Notice of Meeting. However, if any other matter, not now known, properly comes before the meeting, the persons named on the enclosed proxy will vote said proxy in accordance with their best judgment on such matter. Shares represented by any proxy will be voted with respect to the proposals outlined above in accordance with the choices specified therein or in favor of any proposal as to which no choice is specified.

          The Company will provide, without charge, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal year 2010, including the financial statements and the schedules thereto. All such requests should be directed to Corporate Secretary, John Wiley & Sons, Inc., 111 River Street, Mail Stop 9-012, Hoboken, New Jersey 07030-5774.

          It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

BY ORDER OF THE BOARD OF DIRECTORS
MICHAEL L. PRESTON
Corporate Secretary

Hoboken, New Jersey
August 6, 2010

JOHN WILEY & SONS, INC.
111 RIVER STREET
HOBOKEN, NJ 07030

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 15, 2010 or the cut-off date for the 401K Plan participants noted below. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 15, 2010 or the cut-off date for the 401K Plan participants noted below. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M26472-P99705	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

JOHN WILEY & SONS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except“ and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” all nominees and “FOR” proposal 2.

Vote on Directors		☐	☐	☐

1.	The election as directors of all nominees listed below, except as marked to the contrary.
Nominees:
01) William B. Plummer
02) Raymond W. McDaniel, Jr.
03) Kalpana Raina

Vote on Proposal:						For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as independent accountants.					☐	☐	☐

Notice to participants in the John Wiley & Sons, Inc. Employee Savings Plan (“401K”) and the Payroll Deduction Employee Stock Purchase Plan (“ESPP”):

If you participate in the 401K or the ESPP, this proxy card includes shares that the relevant plans have credited to this account.

To allow for sufficient time for the 401K Trustee to vote, the Trustee must receive your voting instructions by 11:59 p.m. Eastern Daylight Time on Monday, September 13, 2010. If the 401K Trustee does not receive your instructions by that date, the Trustee will vote the shares held in the same proportion as votes from other participants in the 401K.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. Please sign exactly as your name(s) appear(s) hereon.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

JOHN WILEY & SONS, INC. - ANNUAL MEETING, SEPTEMBER 16, 2010

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CLASS A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

M26473-P99705

PROXY/VOTING INSTRUCTION CARD

JOHN WILEY & SONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Peter Booth Wiley, William J. Pesce and Michael L. Preston as the proxies of the undersigned, with full power of substitution to each of them, to vote the Class A Common Stock, which the signee is entitled to vote at the Annual Meeting of Shareholders of John Wiley & Sons, Inc. and any and all adjournments thereof, to be held at the Company’s headquarters, 111 River Street, Hoboken, New Jersey, on September 16, 2010, at 9:30 A.M., Eastern Daylight Saving Time.

          The proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted “FOR” the Election of Directors and “FOR” Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

JOHN WILEY & SONS, INC.
111 RIVER STREET
HOBOKEN, NJ 07030

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 15, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 15, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M26474-P99705	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

JOHN WILEY & SONS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” all nominees and “FOR” proposal 2.

Vote on Directors		☐	☐	☐

1.	The election as directors of all nominees listed below, except as marked to the contrary.
Nominees:
01) Warren J. Baker 05) William J. Pesce
02) Richard M Hochhauser 06) Bradford Wiley II
03) Matthew S. Kissner 07) Peter Booth Wiley
04) Eduardo Menascé

Vote on Proposal:						For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as independent accountants.					☐	☐	☐

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. Please sign exactly as your name(s) appear(s) hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

JOHN WILEY & SONS, INC. - ANNUAL MEETING, SEPTEMBER 16, 2010

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CLASS B

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

M26475-P99705

PROXY/VOTING INSTRUCTION CARD

JOHN WILEY & SONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Peter Booth Wiley, William J. Pesce and Michael L. Preston as the proxies of the undersigned, with full power of substitution to each of them, to vote the Class B Common Stock, which the signee is entitled to vote at the Annual Meeting of Shareholders of John Wiley & Sons, Inc. and any and all adjournments thereof, to be held at the Company’s headquarters, 111 River Street, Hoboken, New Jersey, on September 16, 2010, at 9:30 A.M., Eastern Daylight Saving Time.

          The proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted “FOR” the Election of Directors and “FOR” Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)